Exhibit 10.67

Loan Number: 1010127 EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 26, 2013

by and among

APPLE TEN HOSPITALITY, INC.,
                                      as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.6.,
                                    as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                                           as Administrative Agent,

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ii

SCHEDULE I	Commitments
SCHEDULE 6.1.(d)	Hotels
SCHEDULE 6.1.(j)	Ownership Structure
SCHEDULE 6.1.(k)	Indebtedness and Guaranties
SCHEDULE 6.1.(l)	Litigation
SCHEDULE 6.1.(p)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Revolving Note
EXHIBIT E	Form of Transfer Authorizer Designation Form
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Notice of Swingline Borrowing
EXHIBIT H	Form of Swingline Note

iii

THIS CREDIT AGREEMENT (this “Agreement”) dated as of July 26, 2013 by and among APPLE TEN HOSPITALITY, INC., a Virginia corporation (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a $75,000,000 revolving credit facility, with a $10,000,000 swingline subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.3.(b).

“Adjusted NOI” means the aggregate (1) Net Operating Income for any period generated from the Hotels prior to deductions for debt service, acquisition costs, interest and depreciation computed in accordance with GAAP and the Uniform System of Accounts, less (2) (a) management fees equal to the greater of (i) three percent (3%) of gross revenues, or (ii) all fees paid to any manager of one or more of the Hotels, but only to the extent not deducted under the definition of Net Operating Income; and (b) replacement reserves for furniture, fixtures and equipment equal to the greater of (i) four percent (4%) of gross revenues, or (ii) the actual amounts stipulated in the management and franchise agreement, but only to the extent not deducted under the definition of Net Operating Income. In the event Requisite Lenders dispute the Adjusted NOI, the Administrative Agent shall have the right to either (i) audit the books and records of the Borrower, at the Borrower’s expense, or (ii) determine the Adjusted NOI in accordance with procedures reasonably determined by Requisite Lenders.

“Administrative Agent” means Wells Fargo as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“ADR” means the aggregate gross revenue related solely to rooms revenue at the Hotel for the period in question, divided by the aggregate total number of rooms occupied at the Hotel during that period.  Rooms occupied includes rooms occupied on a paid basis as well as rooms occupied without charge in connection with a promotion or contract.  Complimentary rooms are not included in rooms occupied for this calculation.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Apple REIT” means Apple REIT Ten, Inc., a Virginia corporation.

“Applicable Margin” means the percentage rate set forth below corresponding to the ratio of Total Indebtedness to Total Asset Value as determined in accordance with Section 9.1.(a):

Level	Ratio of Total Indebtedness to Total Asset Value	Applicable Margin
1	Less than or equal to 0.350 to 1.00	2.25%
2	Greater than 0.350 to 1.00 but less than or equal to 0.450 to 1.00	2.50%
3	Greater than 0.450 to 1.00	2.75%

The Applicable Margin shall be determined by the Administrative Agent from time to time, based on the ratio of Total Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3.  Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 8.3.  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentage corresponding to Level 3 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered.  Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall be determined based on Level 1.  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.  The provisions of this definition shall be subject to Section 2.3. (c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.3.(c).

“Business Day” shall mean (i) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in each of Winston-Salem, North Carolina and Minneapolis, Minnesota are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (ii) if such day relates to any LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Lease Obligation” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation to make Revolving Loans pursuant to Section 2.1. and to participate in Swingline Loans pursuant to Section 2.2.(e) in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in any applicable Assignment and Assumption, or as the same may be reduced from time to time pursuant to Section 2.8., increased from time to time pursuant to Section 2.8., or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.6.

“Commitment Percentage” means, as to each Lender the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Commitment Reduction Notice” has the meaning given that term in Section 2.8.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Contractual Obligation” means, as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar applicable laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(d) upon delivery of written notice of such determination to the Borrower, the Swingline Lender and each Lender.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent  (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Embargoed Person” has the meaning given such term in Section 9.5.

“Environmental Laws” means any applicable law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the  receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with all rules and regulations issued thereunder.

“Excluded Subsidiary” means any Subsidiary (i) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (a) any document, instrument, or agreement evidencing Secured Indebtedness under which Subsidiary is a borrower or obligor or (b) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness; (ii) whose only business is acting as operating lessee with respect to one or more Hotels; (iii) which owns no assets other than membership or partnership interests in another Subsidiary; or (iv) which was formed to own non-hotel assets but does not currently own any real or personal property assets.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day, and (b) if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent by federal funds dealers selected by the Administrative Agent on such day on such transaction as determined by the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fixed Charges” means, for a given period: (a) Interest Expense for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by Apple REIT, the Borrower and the other Subsidiaries of Apple REIT during such period (including the principal component of payments in respect of Capitalized Lease Obligations but excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid during such period.  Apple REIT’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges.

“Fixed Expenses” means, to the extent not included in Operating Expenses, (a) an amount equal to amounts put into any maintenance or capital expenditure reserve for such period, plus any amounts expended on maintenance, capital improvements or furniture, fixtures and equipment in excess of those paid from the reserves; (b) all personal property taxes, real estate taxes, assessments, and any other ad valorem taxes imposed on or levied in connection with the Hotels, the installations and the furniture, fixtures and equipment and (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question); (c) lease payments other than those paid to Apple REIT or its wholly owned subsidiaries; (d) insurance premiums for all insurance maintained by the Borrower, its Affiliates or any manager of the Hotels with respect to the Hotels, including without limitation, property damage insurance, public liability insurance, and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of any Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;(e) common area maintenance charges; (f) legal fees not involving operation of any Hotel; and (g) all management fees, including without limitation any incentive fees payable to any manager of any Hotel.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Franchise Agreement” has the meaning given such term in Section 9.14.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Hotel Income” means all income and proceeds of sales of every kind (whether in cash or on credit and computed on an accrual basis) received by the operator of any of the Hotels for the use, occupancy or enjoyment of the Hotels or for the sale of any goods, services or other items sold on or provided from the Hotels in the ordinary course of the Hotels’ operations including, without limitation, all income and room rentals received from tenants, transient guests, lessees (other than communications equipment lessees or service providers), licensees and concessionaires and other services to the Hotels’ guests, and the proceeds from business interruption insurance, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than business interruption insurance); (iv) other allowances and deductions as provided by the Uniform System of Accounts or GAAP in determining the sum contemplated by this definition, by whatever name, it may be called; (v) adjustments made to amounts paid to any manager of any of the Hotels; (vi) proceeds of sales whether dispositions of capital assets, furniture and equipment or operating equipment (other than sales of inventory in the ordinary course of business); (vii) gross receipts received by tenants, lessees, licensees or concessionaires of the Hotels; (viii) consideration received at the Hotels for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, of any manager of any Hotel; (ix) tips, service charges and gratuities collected for the benefit of employees; (x) proceeds of any financing; (xi) amounts collected from guests or patrons of the Hotels on behalf of Hotel tenants and other third parties, (xii) the value of any Hotel goods or services in excess of actual amounts paid (in cash or services) provided by the Hotels on a complimentary or discounted basis, and (xiii) other income or proceeds resulting other than from the use or occupancy of the Hotels, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Hotel in the ordinary course of business.  Gross Hotel Income shall be reduced by credits or refunds to Hotel guests.

“Gross Operating Profit” means, for any relevant period, Gross Hotel Income less Operating Expenses.

“Guarantor” means Apple REIT and any other Person that is party to the Guaranty as a “Guarantor” and shall in any event include each Subsidiary except an Excluded Subsidiary.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. or 7.6. and substantially in the form of Exhibit B hereto.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hotel” has the meaning set forth in Section 6.1.(d).

“Hotel Operating Equipment” means linens, chinaware, glassware, uniforms, utensils and other items of similar nature as the manager of any of the Hotels shall reasonably determine to be appropriate.

“Hotel Operating Supplies” means the initial inventories of paper supplies, cleaning materials and similar consumable items.

“Implied Debt Service” means (a) a given principal balance of Indebtedness multiplied by a mortgage debt constant for a loan calculated using a per annum interest rate equal to the greater of (i) the yield on a 10 year United States Treasury Note at such time as determined by the Administrative Agent plus 3.50% and amortizing in full in a 25-year period, or (ii) 10.00% per annum.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all amounts required to be paid by such Person as a guaranteed payment to its partners and/or members or as a preferred dividend; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (i) net obligations under any swap, derivative, foreign exchange or hedge transaction or arrangement (or similar transaction) (which shall be deemed to have an amount equal to the termination amount or value determined in accordance with the terms of such agreement thereof at such time but in no event shall be less than zero); (j) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (k) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (l) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).  All Loans shall constitute Indebtedness of the Borrower.  Indebtedness of any Person shall not include the obligations of such Person under leases (other than Capitalized Lease Obligations or leases entered into between any of Borrower, Apple REIT and any Subsidiary of Apple REIT or any two of such Persons) entered into in the ordinary course of business to the extent such obligations do not (i) in the case of ground leases, give rise to obligations to pay rent in excess of $2,000,000 in the aggregate during the period of 12 consecutive calendar months first commencing immediately following the date of determination or (ii) in the case of leases other than ground leases, exceed $5,000,000 in the aggregate at any time.  The calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such Indebtedness at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Indemnifiable Amount” shall have the meaning given that term in Section 11.6.

“Indemnified Costs” shall have the meaning given that term in Section 12.10.

“Indemnified Party” shall have the meaning given that term in Section 12.10.

“Indemnity Proceeding” shall have the meaning given that term in Section 12.10.

“Information Materials” shall have the meaning given that term in Section 8.6.

“Interest Expense” means, for a given period and without duplication, total interest expense (including capitalized interest not funded under a construction loan interest reserve account) of Apple REIT, the Borrower and the other Subsidiaries of Apple REIT determined on a consolidated basis in accordance with GAAP for such period.  Apple REIT’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included in when determining Interest Expense.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“LIBOR” means the rate of interest obtained by dividing (i) the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the applicable date of determination for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable Loan and for a period of time equal to one month by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Loan bearing interest at a rate based on the LIBOR Market Index Rate.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a Loan having a one-month period determined at approximately 11:00 a.m. London time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means the Borrower, Apple REIT and each other Guarantor.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Adverse Effect” or “material adverse effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Obligations.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Minimum Net Worth” shall mean Total Assets, less Total Liabilities of the Borrower, the other Loan Parties and the Subsidiaries on a consolidated basis.

“Mortgage Receivable” means Indebtedness secured by a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of such Indebtedness, in each case, of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means Gross Operating Profit less Fixed Expenses.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C hereto (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.2.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.  For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended) which Apple REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Apple REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which Apple REIT is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“OFAC” has the meaning given that term in Section 6.1.(u).

“Operator’s Expenses” means the out-of-pocket expenses and disbursements which are reasonably and necessarily incurred by any manager of any of the Hotels in the performance of its obligations under its management agreement.  Operator’s Expenses may include reasonable travel, business entertainment, telephone, telegram, postage, air express and other incidental expenses, but shall not include, except as herein otherwise expressly provided, the salaries and wages of employees or executives of any manager of a Hotel or of any Affiliate performing services or work in connection with the operation of a Hotel; provided that traveling and other direct expenses incurred by them in connection with the management of a Hotel, including living expenses incurred during travel, shall be considered Operator’s Expenses.

“Operating Expenses” means all reasonable costs and expenses of maintaining, conducting and supervising the operation of the Hotels, which are properly attributable to the period under consideration under the Borrower’s system of accounting, including without limitation:

(i)           the cost of all food and beverages sold or consumed and of all Hotel Operating Equipment and Hotel Operating Supplies;

(ii)          salaries and wages of Hotel personnel, including costs of payroll taxes and employee benefits and all other expenses not otherwise specifically referred to in this Section which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts.  Except as herein otherwise expressly provided with respect to employees regularly employed at any Hotel, the salaries or wages of other employees or executives of any manager of a Hotel, or any Affiliate shall in no event be Operating Expenses;

(iii)         the cost of all other goods and services obtained by any manager of a Hotel in connection with its operation of the Hotels including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment;

(iv)         the cost of repairs to and maintenance of the Hotels to keep the Hotels in good condition;

(v)          workers’ compensation insurance or insurance required by similar employee benefits acts;

(vi)         all taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against any manager of any Hotel with respect to the operation of the Hotel and water and sewer charges;

(vii)        legal fees related to the operation of the Hotels;

(viii)       the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including the reasonable fees of any manager of a Hotel or any Affiliate in connection therewith, such as ADA Studies, life safety reviews, and energy efficiency studies;

(ix)         all expenses for marketing the Hotels, including all expenses of advertising, sales promotion and public relations activities;

(x)          the Operator’s Expenses;

(xi)         utility taxes and other taxes (as those terms are defined in the Uniform System of Accounts) and municipal, county and state license and permit fees;

(xii)        all fees, assessments and charges due and payable under the franchise agreements for the Hotels;

(xiii)       reasonable reserves for uncollectible accounts receivable;

(xiv)       credit card fees, travel agent commissions and other third party reservation fees and charges;

(xv)        all parking charges and other expenses associated with revenues received by the Hotels related to parking operations, including valet services;

(xvi)       any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System of Accounts or GAAP unless specifically excluded under the provisions of this Agreement; and

(xvii)      common expenses charges.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) the cost of any other things specified herein to be done or provided at any manager of a Hotel’s sole expense; (c) debt service on the Obligations; (d) capital repairs and other expenditures which are normally treated as capital expenditures under the Uniform System of Accounts or GAAP; (e) other recurring or non-recurring ownership costs such as partnership or limited liability company administration and costs of changes to business and liquor licenses.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.4.(s), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 12.6.(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan that is not paid when due, the interest rate otherwise applicable plus an additional five percent (5.0%) per annum and with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) a rate per annum equal to the Replacement Rate as in effect from time to time plus the Applicable Margin plus five percent (5.0%) per annum.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by Apple REIT, the Borrower or any other Subsidiary of Apple REIT.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to Apple REIT, the Borrower or any other Subsidiary of Apple REIT, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at One West 4th Street, 3rd Floor, Winston-Salem, North Carolina 27101-3818, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Public Registration” means (a) the issuance by the Borrower, Apple REIT or any direct or indirect parent of Apple REIT of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) a registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) registering the sale of outstanding common Equity Interests of the Borrower, Apple REIT or any direct or indirect parent of Apple REIT becoming effective.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, counsel, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Rate” means, for any day, the fluctuating rate of interest equal to the Federal Funds Rate plus one and one-half percent (1.50%).

“Replacement Rate Loan” means a Loan bearing interest at a rate based on the Replacement Rate.

“Requirements of Law” shall mean, as to any Person, the Articles or Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, as of any date, (a) Lenders having at least 66-2/3% of the aggregate amount of the Commitments or (b) if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer or the chief financial officer of the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Apple REIT, the Borrower or any other Subsidiary of Apple REIT now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Apple REIT, the Borrower or any other Subsidiary of Apple REIT now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Apple REIT, the Borrower or any other Subsidiary of Apple REIT now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Swingline Loans at such time.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit D hereto, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“RevPAR” means, with respect to any Hotel, the aggregate gross revenue related solely to rooms revenue at such Hotel for the period in question divided by the total rooms in such Hotel.  A room shall be an available guest room that is keyed as a single unit in such Hotel.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Swingline Availability Period” means the period from the date on which two or more Lenders are party to this Agreement to, but excluding, the Swingline Maturity Date.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.2.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Termination Date.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Taxes” has the meaning given that term in Section 3.10.

“Termination Date” means July 24, 2015, or such later date to which the Termination Date may be extended pursuant to and in accordance with Section 2.10.

“Total Asset Value” means, at a given time, the sum (without duplication) of (a)(i) the Adjusted NOI for the period of four consecutive fiscal quarters of the Borrower most recently ended divided by (ii) 8.50%, plus (b) so long as Apple REIT directly, or indirectly through one or more Subsidiaries, holds any Equity Interests of Cripple Creek Energy, LLC, the lesser of (i) the book value of such Equity Interests as determined in accordance with GAAP and (ii) $100,000,000.  For purposes of determining Total Asset Value (a) Adjusted NOI from Hotels disposed of by Apple REIT, the Borrower or any other Subsidiary during the period of four consecutive fiscal quarters of the Borrower most recently ended shall be excluded and (b) with respect to any Hotel acquired during such period, book value of such Hotel shall be used in the calculation of Total Asset Value for the first 12 months following the acquisition of such Hotel.

“Total Assets” shall mean the sum, without duplication, of the following amounts with respect to the following assets owned by the Guarantors, the Borrower or any of their Subsidiaries, including (a) the aggregate Total Asset Value; plus (b) unrestricted cash and cash equivalents; plus (c) restricted cash and cash equivalents; plus (d) accounts receivable due from hotel managers.

“Total Indebtedness” means, as of a given date and without duplication, all Indebtedness of Apple REIT, the Borrower and Apple REIT’s other Subsidiaries determined on a consolidated basis at such time.

“Total Liabilities” shall mean, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit; (b) all accounts payable and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on a balance sheet of such Person; (f) all contingent obligations of such Person including, without limitation, all guarantees of Indebtedness by such Person; (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has guaranteed or is otherwise obligated on a recourse basis; and (h) such Person’s Ownership Share of the Total Liabilities of any Unconsolidated Affiliate of such Person, including nonrecourse Indebtedness of such Person.  For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria.  For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person.

“Total Secured Indebtedness” means, as of a given date and without duplication, all Secured Indebtedness of Apple REIT, the Borrower and Apple REIT’s other Subsidiaries determined on a consolidated basis at such time.

“Total Unsecured Indebtedness” means, as of a given date and without duplication, all Unsecured Indebtedness of Apple REIT, the Borrower and Apple REIT’s other Subsidiaries determined on a consolidated basis at such time.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit E hereto to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Hotel” means a Hotel which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) the Borrower, either directly or indirectly through one or more of its Wholly Owned Subsidiaries, has good, marketable and legal title to such Hotel; (b) if such Hotel is owned by a Subsidiary, such Subsidiary is a Guarantor; (c) such Hotel is located in a State of the United States of America or in the District of Columbia; (d) regardless of whether such Hotel is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Hotel as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Hotel; (e) neither such Hotel, nor if such Hotel is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business or (ii) any Negative Pledge.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the Hotels.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.  General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Time, as applicable.

Article II. Credit Facility

Section 2.1.  Loans.

(a)           Making of Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.11., each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment.  Each borrowing of Revolving Loans shall be in an aggregate minimum amount of $200,000 and integral multiples of $100,000 in excess thereof.  Notwithstanding the immediately preceding sentence but subject to Section 2.11., a borrowing of Revolving Loans may be in the aggregate amount of the unused Commitments.  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)           Requests for Revolving Loans. Subject to the last sentence of subsection (c) below, not later than 12:00 p.m. Eastern time at least one (1) Business Day prior to a borrowing of Revolving Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing.  Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day) and the use of the proceeds of such Revolving Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c)           Funding of Revolving Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 2:00 p.m. Eastern time on the date of such proposed Revolving Loans.  Subject to the following sentence and the fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.  Notwithstanding the times for delivery set forth in Section 2.1.(b) and this Section 2.1.(c), so long as Wells Fargo Bank is the sole Lender under the Credit Agreement, if the Borrower delivers to the Administrative Agent a Notice of Borrowing by 12:00 p.m. Eastern time on any Business Day, then Wells Fargo Bank shall make available, subject to the terms and conditions of this Agreement, the requested borrowing of Revolving Loans in the account specified in the Transfer Authorizer Designation Form, on such Business Day; provided, however, if the Borrower intends to use the proceeds from such Revolving Loans to prepay a Swingline Loan pursuant to Section 2.2.(d), then the terms of this sentence shall not apply.

(d)           Assumptions Regarding Funding by Lenders.  With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate otherwise applicable to such Revolving Loan.  If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2.  Swingline Loans.

(a)           Swingline Loans.  Subject to the terms and conditions hereof, including without limitation Section 2.11., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the Swingline Availability Period, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $10,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.  If at any time (i) the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time or (ii) in the event that the Swingline Lender is also a Lender hereunder, the aggregate principal amount of outstanding Swingline Loans and such Lender’s outstanding Revolving Loans exceeds such Lender’s Commitment in effect at such time then, in each case, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess.  In the event that the Swingline Lender is also a Lender hereunder, the Swingline Lender shall not be required to make a Swingline Loan and no reduction of the Commitments pursuant to Section 2.8. shall take effect if, immediately after the making of such Swingline Loan or such reduction in the Commitments, the aggregate principal amount of outstanding Swingline Loans and such Lender’s outstanding Revolving Loans would exceed the aggregate amount of such Lender’s Commitment at such time.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)           Procedure for Borrowing Swingline Loans.  The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 12:00 p.m. Eastern time on the proposed date of such borrowing.  Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 5.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)           Interest.  Swingline Loans shall bear interest at a per annum rate equal to the LIBOR Margin Index Rate (as in effect from time to time) plus the Applicable Margin or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing.  Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)).  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.3. with respect to interest on Revolving Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)           Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $200,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $10,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 2:00 p.m. Eastern time on the date of such prepayment; provided, however, if Borrower intends that such prepayment be made with the proceeds of Revolving Loans, then the Borrower shall deliver a Notice of Borrowing to the Administrative Agent (with a copy to the Swingline Lender) no later than 12:00 p.m. Eastern time at least one (1) Business Day prior to the proposed date of borrowing of such Revolving Loans in accordance with the terms of Section 2.1.(b).  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)           Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 p.m. Eastern at least one Business Day prior to the proposed date of such borrowing.  Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing.  Not later than 2:00 p.m. Eastern on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f)), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds.  A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1. (e) or (f)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.3.  Rates and Payment of Interest on Loans.

(a)           Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at a per annum rate equal to the LIBOR Market Index Rate (as in effect from time to time), plus the Applicable Margin.  Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under applicable law).

(b)           Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)           Borrower Information Used to Determine Applicable Margin.  The parties understand that the applicable interest rate for the Loans and other Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement and the other Loan Documents.

Section 2.4.  Late Fee.

If any payment required hereunder is not received by the Administrative Agent (whether by direct debit or otherwise) on or before the fifteenth (15th) calendar day of the month in which it becomes due, the Borrower shall pay, at the Administrative Agent’s option, a late or collection charge equal to four percent (4%) of the amount of such unpaid payment.

Section 2.5.  Repayment of Revolving Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

Section 2.6.  Prepayments.

(a)           Optional.  The Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of the prepayment of any Loan; provided, however, so long as Wells Fargo Bank is the sole Lender under this Agreement, the Borrower may give notice of prepayment of Revolving Loans not later than 2:00 p.m. Eastern time on the date of prepayment.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $10,000 and integral multiples of $10,000 in excess thereof.

(b)           Mandatory Commitment Overadvance.  If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders (or if the Commitments have been terminated, then holding outstanding Revolving Loans and Swingline Loans) the amount of such excess.

Section 2.7.  Notes.

(a)           Notes.  The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.  The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender.

(b)           Records.  The date, amount and interest rate of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)           Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.8.  Voluntary Reductions of the Commitments.

Subject to Section 2.11. and Section 2.2.(a), the Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (shall be deemed to include the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $1,000,000 and integral multiples of $100,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”).  Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction.  The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated.  The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders.

Section 2.9.  Increase in Commitments.

The Borrower shall have the right, subject to receipt of the prior consent of the Administrative Agent, to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $100,000,000 less the aggregate amount of the reductions, if any, of the Commitments pursuant to Section 2.8.  Each such increase in the Commitments must be an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.  The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders.  No Lender shall be obligated in any way whatsoever to increase its Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.  If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment)

(and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  Effecting the increase of the Commitments under this Section is subject to the following conditions precedent:  (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:  (i) if not previously delivered to the Administrative Agent, copies certified by a Secretary or Assistant Secretary (or other individual performing similar functions) of (A) all corporate or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments.  In connection with any increase in the aggregate amount of the Commitments pursuant to this Section any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.10.  Extension of Termination Date.

Subject to the terms of this Section, the Borrower shall have the right, exercisable one time, to extend the Termination Date by one (1) year.  The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the current Termination Date, a written request for such extension (an “Extension Request”).  The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Termination Date shall be extended for (1) one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fees referred to in the following clause (z):

(w)          immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (C) the Borrower is in compliance with the covenants contained in Section 9.1.;

(x)           in the reasonable judgment of the Administrative Agent and the Requisite Lenders, no event or circumstance has occurred or is continuing which could reasonably be expected to have a Material Adverse Effect;

(y)          the Borrower shall have executed or caused the execution of all documents and shall have delivered all financial information reasonably required by the Administrative Agent in connection with the extension of the Termination Date; and

(z)           the Borrower shall have paid the Fees payable under Section 3.5.(c) and shall have reimbursed the Administrative Agent for all costs and expenses (including reasonable attorneys’ fees) actually incurred by the Administrative Agent in connection with the preparation, negotiation and execution of any agreement evidencing the extension of the Termination Date and the other agreements and documents executed and delivered in connection herewith.

At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer of the Borrower certifying the matters referred to in the immediately preceding clauses (w)(A), (w)(B) and (w)(C) and such other information as may be reasonably requested by the Administrative Agent.

Section 2.11.  Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan and no reduction of the Commitments pursuant to Section 2.8. shall take effect if, immediately after the making of such Loan or such reduction in the Commitments, the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans would exceed the aggregate amount of the Commitments at such time.

Section 2.12.  Funds Transfer Disbursements.

(a)           Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form.  The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)           Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any applicable law or regulation.

(c)           Limitation of Liability.  Neither of the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent any Lender or the Borrower knew or should have known the likelihood of these damages in any situation.  Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

Article III. Payments, Fees and Other General Provisions

Section 3.1.  Payments.

(a)           Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office (in accordance with the wiring instructions provided by the Administrative Agent from time to time), not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.  Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.

(b)           Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)           Payments to Lenders.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a) and Section 2.2.(e) shall be made from the Lenders, each payment of the fees under Sections 3.5.(a), 3.5.(b), and 3.5.(c) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.8. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; and (d) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.2., shall be in accordance with their respective Commitment Percentages.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.2.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of  this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)           Origination Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender the origination fee provided in the Settlement Agreement between the Borrower and the Administrative Agent.

(b)           Unused Fee. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee equal to the aggregate amount of the Commitments less the average outstanding principal balance of all Loans (including, without limitation, Swingline Loans) during each calendar quarter (as such amount is set forth in the table below) multiplied by the corresponding per annum rate set forth in the table below:

Amount by Which Commitments Exceed Revolving Loans	Unused Fee (percent per annum)
Less than or equal to 50% of the aggregate amount of Commitments	0.25%
Greater than 50% of the aggregate amount of Commitments	0.35%

Such fee shall be payable quarterly in arrears on the first day of each December, March, June and September during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.

(c)           Extension Fee.  If the Termination Date is being extended in accordance with Section 2.10., the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to 0.25% of the amount of such Lender’s Commitment (whether or not utilized).  Such fee shall be due and payable in full on the date that would have been the Termination Date but for such extension.

(d)           Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent and as may be agreed to in writing from time to time by the Borrower and the Administrative Agent.

  Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by applicable law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under applicable law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3.(a) and, with respect to Swingline Loans, in Section 2.2.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, unused fees, closing fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 12.7.

(b)           Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if, and such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Fees.

(i)           No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)           With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (i), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the following subsection (e), (y) pay to the Swingline Lender the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article V. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(f)           Repayment of Swingline Loans.  If the reallocation described in the immediately preceding subsection (e) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.

(g)           New Swingline Loans.  So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

Section 3.10.  Taxes; Foreign Lenders.

(a)           Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, then the Borrower will:

(i)           pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)           promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)           pay to the Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b)           Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the  or respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)           Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code.  Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender, such Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

Article IV. Yield Protection, Etc.

Section 4.1.  Inability to Determine Rate.

If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower and the Lenders, provided such determination is made on a reasonable basis) that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR Market Index Rate, then the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower and the Lenders.  If such notice is given, all LIBOR Loans shall be converted to Replacement Rate Loans on a date reasonably determined by the Administrative Agent.  Until such notice has been withdrawn by the Administrative Agent, the Borrower shall not have the right to request LIBOR Loans. The Administrative Agent shall withdraw such notice in the event that it determines that adequate and reasonable means exist for ascertaining the LIBOR Market Index Rate, and following withdrawal of such notice by the Administrative Agent to the Borrower and the Lenders, the Borrower shall have the right to request LIBOR Loans (to the extent otherwise available hereunder) in accordance with the terms and conditions of this Agreement, and any Replacement Rate Loans then outstanding shall be converted to LIBOR Loans, in each case in accordance with the terms and conditions of this Agreement.

Section 4.2.  Illegality.

Anything herein to the contrary notwithstanding, if any Lender reasonably determines (which determination shall be conclusive) that a law, regulation, treaty or directive or any Regulatory Change, makes it unlawful for such Lender to make LIBOR Loans or maintain LIBOR Loans as contemplated by this Agreement, then (i) such Lender shall give the Administrative Agent and the Borrower prompt notice thereof, (ii) so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans to the Borrower and (iii) all LIBOR Loans shall be converted automatically to Replacement Rate Loans on such date as shall be reasonably determined by the Administrative Agent.  If subsequently such Lender determines that the cause of such illegality has ceased to exist, such Lender will notify the Administrative Agent and the Borrower and, after receipt of such notice, the Borrower may request LIBOR Loans (to the extent otherwise available hereunder) in accordance with the terms and conditions of this Agreement, and any Replacement Rate Loans then outstanding shall be converted to LIBOR Loans, in each case in accordance with the terms and conditions of this Agreement.

Section 4.3.  Capital Adequacy; Additional Costs.

(a)           Capital Adequacy.  If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)           Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)           changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitment (other than with respect to any of the taxes described in any of clauses (i) through (v) of the Section 3.10.(a));

(ii)           imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii)           imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)           Notification and Determination of Additional Costs.  Each of the Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder.  The Borrower shall, subject to the provisions hereof, pay to the Administrative Agent or such Lender, as applicable, any amounts owing by the Borrower under this Section within 15 days of written demand made by the Administrative Agent or such Lender, as applicable.  The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Article V. Conditions Precedent

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to make the initial Loans is subject to the satisfaction or waiver of the following conditions precedent:

(a)           The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)           counterparts of this Agreement executed by each of the parties hereto;

(ii)          Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.7.(a) and complying with the terms of Section 2.7.(a) and the Swingline Note executed by the Borrower;

(iii)         the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)         an opinion of the Borrower’s general counsel and McGuire Woods LLP, counsel to the Borrower and the other Loan Parties, in each case addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may request;

(v)          a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party owns a Hotel or any non-hotel real property asset;

(vi)         a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower, Notices of Borrowing and Notices of Swingline Borrowing;

(vii)        copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of such Loan Party, (B) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (C) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii)       a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending March 31, 2013;

(ix)          reasonably detailed projected financial statements of Apple REIT for the 2014 and 2015 fiscal years (including projected balance sheets, statements of income and statements of cash flow) and setting forth the material underlying assumptions applicable thereto;

(x)           a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xi)          a Notice of Borrowing requesting Revolving Loans in an amount equal to, or greater than, all Fees then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent;

(xii)         [RESERVED];

(xiii)        evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(xiv)       such other documents, agreements, instruments, credit applications, financial statements, authorizations and such information concerning Apple REIT, the Borrower and its Subsidiaries and their respective businesses, operations and conditions (financial and otherwise) as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)           In the good faith judgment of the Administrative Agent:

(i)           there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, public filings with the U.S. Securities and Exchange Commission, budgets, pro forma data and forecasts concerning the Borrower and the other Loan Parties delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)          no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)         the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iv)         the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(v)          there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents;

(vi)         all acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and

(vii)        all documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent and its counsel, and all legal and financial due diligence on the Borrower and the other Loan Parties and their operations and conditions shall be completed and shall be satisfactory to the Administrative Agent and the Lenders.

Section 5.2.  Conditions Precedent to All Loans.

The obligations of Lenders to make any Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.11. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects  on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing.  The making of each Loan shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Loan and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Loan, as of the date of such Loan is made).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article V. have been satisfied.

Article VI. Representations and Warranties

Section 6.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)           Corporate Existence; Compliance with Law. The Borrower: (1) is duly organized, validly existing and in good standing as a corporation under the laws of the Commonwealth of Virginia and is qualified to do business in each other jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a Material Adverse Effect, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a Material Adverse Effect.

(b)           Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents to which each Loan Party is a party have been duly executed and delivered on behalf of such Loan Party and constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(c)           Financial Condition. Apple REIT’s financial statements which have been furnished to the Administrative Agent and the Lenders are complete and correct in all material respects and have been prepared to present fairly, in accordance with GAAP, the financial condition of Apple REIT and its Subsidiaries at such dates and the results of its operations and changes in financial position for the fiscal periods then ended.

(d)           Ownership of Assets. The Borrower, either directly or indirectly through one or more of its Wholly Owned Subsidiaries, is the sole lawful owner of hotels operating under the Marriott International, Inc. and Hilton Worldwide, Inc. brands, located in the United States and listed on Schedule 6.1.(d) attached hereto (together with any hotels which may be added to Schedule 6.1.(d) hereafter pursuant to Section 7.6. or Section 8.4.(k), collectively, the “Hotels” and each a “Hotel”).  The Borrower, either directly or indirectly through one or more of its Wholly Owned Subsidiaries, has good, marketable and legal title to the Hotels listed on Schedule 6.1.(d) free and clear of any Lien other than (i) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business and (ii) in the case of any Hotel for which an “Amount of Indebtedness” is indicated on Schedule 6.1.(d), Liens to secure the amount of such referenced Indebtedness with respect to such Hotel.

(e)           Contrary Agreements. Neither the Borrower nor any of its Subsidiaries has made, nor will it at any time without obtaining the prior written consent of the Administrative Agent make, any agreement which (i) prohibits or restricts the pledging or creation of Liens upon the Hotels or upon its Equity Interests or the Equity Interests of those Subsidiaries which directly or indirectly own the Hotels or (ii) creates a Lien on the Hotels or upon its Equity Interests or the Equity Interests of those Subsidiaries which directly or indirectly own the Hotels (other than those Liens noted on Schedule 6.1.(k)).

(f)            No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Borrower the violation of which could have a Material Adverse Effect.

(g)           Consents, etc. No consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of any Loan Party in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

(h)           Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i)            Federal Reserve Board Regulations.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan will be used, directly or indirectly, for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

(j)            Subsidiaries.  The attached Schedule 6.1.(j) is a complete listing of any and all Subsidiaries of Apple REIT, including the Borrower, and sets forth for each such Subsidiary each Person holding any Equity Interests in such Subsidiary, the nature of such Equity Interests and the percentage of ownership of such Subsidiary represented by such Equity Interests.

(k)           Indebtedness. Neither the Borrower nor any of its Subsidiaries has any Indebtedness other than (i) the Indebtedness evidenced by the Loan Documents, and (ii) the Indebtedness listed on Schedule 6.1.(k) hereto.

(l)            Litigation.  Except as set forth on Schedule 6.1.(l), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower or any Guarantor, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Guarantor or any of their Subsidiaries  or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Guarantor or any of their Subsidiaries.

(m)          No Material Adverse Change.  Since March 31, 2013, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.  Each of the Borrower, the Guarantors and their Subsidiaries is Solvent.

(n)           Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent by, on behalf of, or at the direction of, the Borrower, any the Guarantors or any of their Subsidiaries were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure).  All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any the Guarantors or any of their Subsidiaries that have been or may hereafter be made available to the Administrative Agent and the Lenders were or will be prepared in good faith based on reasonable assumptions.  No fact is known to Borrower, any Guarantor or any of the Borrower's Subsidiaries which has had, or may in the future have (so far as the Borrower or any Guarantor can reasonably foresee), a Material Adverse Effect which has not been in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent.  No document furnished or written statement made to the Administrative Agent or the Lenders in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(o)           Environmental Laws.  Each of the Borrower, each the Guarantors and each of their Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Hotels and any other real property owned by any such Person, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Guarantor has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to the Borrower, any Guarantor or any of their Subsidiaries, their respective businesses, operations or with respect to the Hotels or any other real property owned by such Person, may:  (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common-law or legal claim or other liability, or (iii) cause any of the Hotels or any other real property owned by such Person to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law.  There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any of the Guarantors or any of their Subsidiaries relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.  None of the Hotels or any other real property owned by such Person is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.  To Borrower’s knowledge, no Hazardous Materials generated at or transported from any of the Hotels or any other real property owned by such Person is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(p)           Affiliate Transactions.  None of the Borrower, the Guarantors or any of their Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate, except such agreements or arrangements as are set forth on Schedule 6.1.(p), or otherwise in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such Guarantor or such other Subsidiary and upon fair and reasonable terms which are no less favorable the Borrower, such Guarantor or such other Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(q)           Taxes.  All federal tax returns and all other material state and other material tax returns of the Borrower and each other Loan Party required by applicable law to be filed have been duly filed, and all federal, material state and other material taxes, assessments and other governmental charges or levies upon each Loan Party and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.1.  As of the Agreement Date, none of the United States income tax returns of the Borrower or any other Loan Party is under audit.  All charges, accruals and reserves on the books of the Borrower and the other Loan Parties in respect of any taxes or other governmental charges are in accordance with GAAP.

(r)           ERISA.

(i)           Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan.  To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)           With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(s)           Absence of Default.  None of the Loan Parties is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)           Not Plan Assets; No Prohibited Transactions.  None of the assets of the Borrower or any other Loan Party constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(u)           OFAC.  None of the Borrower, any of the other Loan Parties, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(v)           REIT Status.  Apple REIT has elected to be treated as a REIT and, to the best of the Borrower’s knowledge, qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Apple REIT to maintain its status as a REIT.

Section 6.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date (if any) is effectuated pursuant to Section 2.10. and at and as of the date of the making of each Loan, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Article VII. Affirmative Covenants

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 7.1.  Payment of Indebtedness.

The Borrower shall, and shall cause each other Loan Party to, pay or otherwise satisfy at or before maturity or before it becomes delinquent or accelerated, as the case may be, all its Indebtedness (including federal taxes and material state and material other taxes), except Indebtedness being contested in good faith by appropriate proceedings and for which provision is made to the satisfaction of the Requisite Lenders for the payment thereof in the event the Borrower or any Loan Party is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Borrower or such Loan Party.

Section 7.2.  Preservation of Existence, Maintenance of Property and Similar Matters.

The Borrower shall, and shall cause each other Loan Party to, maintain its corporate existence and obtain and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law, and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply is not likely to have a material adverse effect on the business, operations, assets or financial or other conditions of the Borrower or such Loan Party.

Section 7.3.  Books and Records; Inspections.

(a)           The Borrower shall, and shall cause each other Loan Party to, keep proper books of record and account in which entries which are full, true and correct in all material respects and are made in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b)           The Borrower shall, and shall cause each other Loan Party to, permit: (i) representatives of the Administrative Agent, to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by the Administrative Agent (but, prior to the occurrence of an Event of Default, only upon not less than two Business Days’ prior notice), and (B) discuss the business, operations, properties and financial and other condition of the Borrower and each other Loan Party with officers and employees of the Borrower and each Loan Party, and with the independent certified public accountants of the Borrower and each Loan Party, and (ii) representatives of the Administrative Agent to conduct periodic operational audits of the business and operations of the Borrower and each Loan Party.  In the event any such inspection or audit is undertaken after the occurrence of a Default or Event of Default, the Borrower shall be fully liable for the payment of, and shall reimburse the Administrative Agent for, all reasonable costs and expenses of any such inspection or audit.

Section 7.4.  Insurance.

The Borrower shall, and shall cause each other Loan Party to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, errors and omissions coverage and fidelity coverage in form and substance acceptable to the Administrative Agent, and furnish the Administrative Agent on request full information as to all such insurance, and to provide within five (5) days after receipt, certificates or other documents evidencing the renewal of each such policy.

Section 7.5.  REIT Status.

Apple REIT shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.6.  Guarantors.

(a)           No later than June 30 and December 31 of each year, the Borrower shall deliver to the Administrative Agent each of the following, in form and substance satisfactory to the Administrative Agent, with respect to each Person (other than an Excluded Subsidiary) that became a Subsidiary, or ceased to be an Excluded Subsidiary, during the six-month period ending on the applicable date (or in the case of December 31, 2013, during the period from the Agreement Date to December 31, 2013): (i) an Accession Agreement executed by such Subsidiary, (ii) the items that would have been delivered under subsections (iv) through (viii) and (xiv) of Section 5.1.(a) if such Subsidiary had been a Loan Party on the Agreement Date and (iii) versions of any of the Schedules required to be delivered under the immediately following subsection (c).  The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Administrative Agent the items required to be delivered under the immediately preceding sentence.

(b)           The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not Apple REIT; (ii) such Guarantor does not own a Hotel or any other non-hotel real property asset or any interest in oil and gas rights, nor any direct or indirect equity interest in any Subsidiary that owns a Hotel or any other non-hotel real property asset or any interest in oil and gas rights; (iii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iv) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (v) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents; (vi) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release and (vii) the Borrower has delivered to the Administrative Agent versions of any of the Schedules required to be delivered under the immediately following subsection (c).  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)           In connection with the addition or release of Guarantors under this Section, the Borrower shall deliver to the Administrative Agent versions of Schedules 6.1.(d), 6.1.(j) and 6.1.(k) updated as necessary to comply with the applicable provisions of this Agreement after giving effect to any such addition or release, which updated Schedules must be in form and substance satisfactory to the Administrative Agent.

Section 7.7.  Conduct of Business.

The Borrower shall, and shall cause each other Loan Party to, carry on its respective businesses as described in Section 6.1.(d) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 7.8.  Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) to finance acquisitions, capital expenditures, dividend payments and the repayment of Indebtedness of the Borrower, Apple REIT and its Subsidiaries; (b) to provide for the general working capital needs of the Borrower, Apple REIT and its Subsidiaries; and (c) for other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9.  Environmental Matters.

The Borrower shall, and shall cause each other Loan Party to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall comply, and shall cause each other Loan Party to comply, and the Borrower shall use, and shall cause each other Loan Party to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Hotels or any other real property owned by such Person to comply, with all Environmental Laws in all material respects.  The Borrower shall, and shall cause each other Loan Party to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Hotels or any other real property owned by such Person to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Hotel or any other real property owned by such Person as required under Environmental Laws.  The Borrower shall, and shall cause each other Loan Party to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10.  Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11.  Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.  The Borrower shall not, and shall not permit any other Loan Party to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 7.12.  Exchange Listing.

Upon the occurrence, if any, of a Public Registration and at all times thereafter, the Borrower, Apple REIT or the direct or indirect parent of Apple REIT undertaking such public registration, as the case may be, shall maintain at least one class of common shares having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13.  Further Documents.

The Borrower agrees to execute and deliver and to cause to be executed and delivered to the Lenders from time to time such documents, instruments and agreements as the Lenders may reasonably require, which are in the reasonable judgment of the Administrative Agent necessary to obtain for the Administrative Agent and the Lenders the benefit of the Loan Documents.

Article VIII. Information

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1.  Quarterly Financial Statements.

As soon as available and in any event within 45 days after the end of each fiscal quarter of Apple REIT, the unaudited consolidated balance sheet of Apple REIT and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and cash flows of Apple REIT and its Subsidiaries for such period, all of which shall be certified by the chief executive officer or chief financial officer of Apple REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Apple REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2.  Year-End Statements.

As soon as available and in any event within 90 days after the end of each fiscal year of Apple REIT, the audited consolidated balance sheet of Apple REIT as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and cash flows of Apple REIT for such fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Apple REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of Apple REIT as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Borrower to deliver such financial statements and report thereon to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 8.3.  Compliance Certificate.

At each time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit F (a “Compliance Certificate”) executed on behalf of the Borrower by the president, vice president or treasurer of the Borrower and on behalf of Apple REIT by the chief executive officer or chief financial officer of Apple REIT (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 8.4.  Other Information.

(a) Promptly after the preparation thereof and no later than forty-five (45) days after the last day of each fiscal quarter, consolidated operating statements containing a summary detailing the revenues, expense, Adjusted NOI, along with the ADR, occupancy levels and RevPAR on (x) a year-to-date basis (as compared to the current budget and comparable period the prior year) and (y) on a trailing four-quarter basis;

(b) As reasonably requested by the Administrative Agent, any consolidated budget reforecast or revision;

(c) Within ninety (90) days after each fiscal year-end the prior year operating statements, the current year budget and the planned capital expenditure budget on a consolidated basis;

(d) Such other interim reporting of the foregoing financial information and additional certifications of the accuracy of the calculations and the results thereof used to determine ongoing compliance with the financial covenants in Section 9.1. as the Administrative Agent may reasonably require;

(e) Prompt written notice of the occurrence of any Default or Event of Default known to any Responsible Officer of the Borrower and the proposed method of cure thereof;

(f) Prompt written notice of any litigation or proceeding affecting the Borrower, any Subsidiary or Apple REIT which could reasonably be expected to have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower, any Subsidiary or Apple REIT;

(g) Prompt written notice of a material adverse change known to a Responsible Officer of the Borrower in the business, operations, property or financial or other condition of any Borrower, any Subsidiary or Apple REIT;

(h) Prompt written notice of a default under the terms of any Indebtedness to which the Borrower, any Subsidiary or Apple REIT is a party (whether or not such default gives rise to the right of the affected lender to accelerate such Indebtedness);

(i) Prompt written notice of any violation of any Requirements of Law or Contractual Obligations to which the Borrower, any Subsidiary or Apple REIT may be subject or a party but only to the extent that such violation could reasonably be expected to have a Material Adverse Effect;

(j) To the extent any Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any of their respective Affiliates, brokers or underwriters of their respective securities or managers or any of their respective properties, assets or businesses;

(k) If the Borrower or any Subsidiary thereof (whether now existing or hereafter organized) acquires any hotel asset which is not listed on Schedule 6.1.(d) hereto, (i) the Borrower shall promptly provide a written supplement to Schedule 6.1.(d) to include such hotel asset, and (ii) such hotel asset shall be a “Hotel” for all purposes hereunder;

(l) Promptly upon receipt thereof, copies of all reports, if any, submitted to Apple REIT or its Board of Directors by its independent public accountants including, without limitation, any management report;

(m) Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(n) Promptly upon the mailing thereof to the shareholders of Apple REIT generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(o) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(p) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, Apple REIT, or any other Loan Party within five (5) Business Days after the effectiveness thereof;

(q) Prompt notice of any order, judgment or decree in excess of $500,000 having been entered against any Loan Party or any of their respective properties or assets;

(r) Prompt notice of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Borrower;

(s) Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(t) Promptly, upon each request, information identifying the Borrower as any Lender may request in order to comply with applicable “know your customer” and anti-money laundering rates and regulations, including without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(u) Promptly, and in any event within 3 Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following:  (i) the Borrower or any Loan Party shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower or any Loan Party shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower or any Loan Party shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower or any Loan Party shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(v) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Hotel or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any other Loan Party as the Administrative Agent or any Lender may reasonably request; and

(w) Without limiting the obligations and generality of the foregoing, to the extent any Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceedings in any court or other tribunal or before any arbitrator against or in any other away relating to, affecting or involving (a) any of the other Apple REIT companies (other than Apple REIT), (b) any broker or underwriter of the securities of Apple REIT or any of the other Apple REIT companies, (c) any manager of Apple REIT or any of the other Apple REIT companies, or (d) any Affiliate of any of the foregoing.

Section 8.5.  Electronic Delivery of Certain Information.

(a)           Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of  12:00 p.m. Eastern time on the opening of business on the next business day for the recipient.  Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6.  Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and the other Loan Parties or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 8.7.  USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article IX. Negative Covenants

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1.  Financial Covenants.

(a)           Ratio of Total Indebtedness to Total Asset Value.  The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.50 to 1.00 at any time.

(b)           Ratio of Secured Indebtedness to Total Asset Value.  The Borrower shall not permit the ratio of (i) Total Secured Indebtedness to (ii) Total Asset Value to exceed 0.30 to 1.00 at any time.

(c)           Ratio of Adjusted NOI to Fixed Charges.  The Borrower shall not permit the ratio of (i) Adjusted NOI for the period of four consecutive fiscal quarters of the Borrower most recently ended to (ii) Fixed Charges for such period, to be less than 2.00 to 1.00 as of the last day of such period.

(d)           Ratio of Adjusted NOI of Unencumbered Hotels to Implied Debt Service.  The Borrower shall not permit the ratio of (i) Adjusted NOI attributable to all Unencumbered Hotels for the period of four consecutive fiscal quarters of the Borrower most recently ended to (ii) to Implied Debt Service determined with respect to the amount of Total Unsecured Indebtedness on the last day of such period, to be less than 2.00 to 1.00 as of the last day of such period.

(e)           Dividend Payments.  Subject to the other limitations of this subsection, Apple REIT shall not make cash distributions with respect to its common stock in excess of $0.825 per share per year (with such amount to be adjusted in a manner acceptable to the Administrative Agent to account for stock splits, stock dividends, recapitalizations and other similar events).  Subject to the following sentence, if an Event of Default exists, Apple REIT shall not, and shall not permit any of its Subsidiaries to, declare, make or pay dividends or other distributions to its shareholders (i) unless the Administrative Agent, with the authorization of the Requisite Lenders, has consented to any such distribution in writing, or (ii) until either (A) such Event of Default ceases to exist, or (B) the Loans and all other Obligations have been paid in full and satisfied, the Lenders have no further obligations to fund Loans hereunder, and the Borrower has no right to request Loans hereunder; provided that, subject to the following sentence, the Borrower may declare and make cash distributions to Apple REIT, and Apple REIT may declare and make cash distributions to its shareholders, each in an aggregate amount not to exceed the minimum amount necessary for Apple REIT to remain in compliance with Section 7.5.  If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b)(i), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), Apple REIT and the Borrower shall not, and shall not permit any Subsidiary to, declare, make or pay dividends or other distributions to any Person except that Subsidiaries may pay cash distributions to the Borrower or any Guarantor.

(f)            Limitation on Unsecured Indebtedness.  The Borrower shall not, and shall not permit Apple REIT or any other Subsidiary of the Borrower or Apple REIT to, incur, acquire or suffer to exist Unsecured Indebtedness (excluding the Obligations) in an aggregate outstanding principal amount in excess of $2,500,000 at any time.

(g)           Minimum Net Worth.  At all times during the term of this Agreement, Minimum Net Worth shall not be less than $450,000,000.

(h)           Permitted Investments. The Borrower shall not, and shall not permit Apple REIT or any other Subsidiary of the Borrower or Apple REIT to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any time:

(i)           Common stock, Preferred Equity Interests, other Equity Interests and other Investments in Persons (other than Subsidiaries), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds 10.0% of Total Asset Value (except the current investment of Apple Ten Ventures, Inc. in Cripple Creek Energy, LLC);

(ii)           Assets under development such that the aggregate value of such assets calculated on the basis of the lower of cost or market, exceeds 15.0% of Total Asset Value;

(iii)           Land on which no development (other than improvements that are not material and are temporary in nature) has occurred, such that the aggregate book value thereof exceeds 5.0% of Total Asset Value;

(iv)           Mortgage Receivables, such that the aggregate book value thereof exceeds 10.0% of Total Asset Value; and

(v)           Investments in Person not engaged in the same line of business as Apple REIT, the Borrower and their respective Subsidiaries, such that the aggregate book value thereof exceeds 20.0% of Total Asset Value.

In addition to the foregoing limitations, the aggregate value of the items described in (i) through (iv) above shall not exceed 25.0% of Total Asset Value at any time.

(i)            Unencumbered Leverage Ratio.  The Borrower shall not permit the ratio of (i) Total Unsecured Indebtedness to (ii)(x) Adjusted NOI attributable to all Unencumbered Hotels for the period of four consecutive fiscal quarters of the Borrower most recently ended divided by (y) 8.50%, to exceed 0.450 to 1.00 at any time.  For purposes of this calculation (a) Adjusted NOI from Hotels disposed of by Apple REIT, the Borrower or any other Subsidiary during the period of four consecutive fiscal quarters of the Borrower most recently ended shall be excluded and (b) with respect to any Hotel acquired during such period, book value of such Hotel shall be used in place of the calculation of Adjusted NOI divided by 8.50%, for the first 12 months following the acquisition of such Hotel.

Section 9.2.  Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party to, (i) liquidate or dissolve or enter into any consolidation or merger, (ii) enter into any partnership, joint venture, syndicate or other combination, (iii) make any change in the nature of its business as presently conducted or (iv) permit any change in its ownership which would result in the Borrower failing to be a Wholly Owned Subsidiary of Apple REIT.

Section 9.3.  [RESERVED]

Section 9.4.  [RESERVED]

Section 9.5.  Embargoed Person.

The Borrower shall not permit (1) any of the funds or assets of the Borrower that are used to repay the Loans to constitute property of, or be beneficially owned directly or, to the Borrower’s best knowledge, indirectly, by any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that are identified on (A) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to Borrower’s best knowledge, as of the date thereof, based upon reasonable inquiry by Borrower, on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Borrower (whether directly or indirectly), is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (B) Executive Order 13224 (September 23, 2001) issued by the President of the United States (“Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), any related enabling legislation or any other similar Executive Orders, and (2) any Embargoed Person to have any direct interest, and to the Borrower’s best knowledge, as of the date hereof, based upon reasonable inquiry by the Borrower, indirect interest, of any nature whatsoever in the Borrower, as applicable, with the result that the investment in the Borrower (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.

Section 9.6.  Anti-Money Laundering.

The Borrower shall not at any time, directly or indirectly, and shall not permit any of its Subsidiaries to permit any of the funds of Borrower, as applicable, that are used to repay the Loans to be derived from any unlawful activity, with the result that the investment in the Borrower (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.

Section 9.7.  No Contrary Agreements.

The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any agreement which (i) prohibits or restricts the pledging or creation of liens upon any Hotel or upon its Equity Interests or the Equity Interests of any Subsidiary, or (ii) creates a lien on any Hotel or on its Equity Interests or the Equity Interests of any Subsidiary, in each case without the prior written consent of the Administrative Agent.

Section 9.8.  Ownership of Subsidiaries.

The Borrower shall not permit, without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld), the ownership of the Borrower’s Subsidiaries to differ from that set forth on Schedule 6.1.(j).

Section 9.9.  Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.10.  Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.11.  Modifications of Organizational Documents and Material Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.  The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect, or default in the performance of any obligations of any Loan Party or other Subsidiary in any Material Contract which default could reasonably be expected to have a Material Adverse Effect, or permit any Material Contract to be canceled or terminated prior to its stated maturity  if such cancellation or termination could reasonably be expected to have a Material Adverse Effect.

Section 9.12.  Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or such other Loan Party and upon fair and reasonable terms which are no less favorable to the Borrower or such other Loan Party  than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.13.  Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Hotels or any other real property owned by any Loan Party in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.14.  Franchise Agreements.

To the extent of the Borrower’s actual control and knowledge, the Borrower shall, or shall cause its Subsidiaries to, (i) operate its or their hotels in material compliance with the terms of any franchise agreements in effect as of the date hereof (each, a “Franchise Agreement” and collectively, the “Franchise Agreements”); (ii) promptly perform and observe (or cause to be performed or observed) all of the material covenants required to be performed and observed by it or them under the Franchise Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (iii) promptly notify the Administrative Agent of any event of default under the Franchise Agreements of which it or they are aware; and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the franchisor under the Franchise Agreements. To the extent of the Borrower’s actual control and knowledge, without the Administrative Agent’s prior consent, the Borrower shall not and shall not permit the lessee under any percentage lease or any manager to: (i) surrender, terminate or cancel any Franchise Agreement; (ii) reduce or consent to the reduction of the term of any Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under any Franchise Agreement; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Franchise Agreement or (v) suffer or permit the occurrence of continuance a default beyond any applicable cure period under any Franchise Agreement (or any successor franchise agreement with a national hotel chain approved by the Administrative Agent) if such default permits the franchiser to terminate or cancel any Franchise Agreement (or any successor franchise agreement with a national hotel chain approved by the Administrative Agent).

Article X. Default

Section 10.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of applicable law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment.  The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any interest on, any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.

(b)           Default in Performance.

(i)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IX.; or

(ii)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article VIII.  and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 15 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received notice (which may be telephonic or in any other form) of such failure from the Administrative Agent; or

(iii)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 10.1., and in the case of this subsection (b)(iii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)           Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)           Indebtedness Cross-Default.  The Borrower or the Guarantors shall default in any payment of principal of or interest on any Indebtedness in the aggregate principal amount of $10,000,000 or more (and without regard for the dollar amount of the defaulted payment), or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity.

(e)           Voluntary Bankruptcy Proceeding.  The Borrower, any other Loan Party or any other Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other applicable laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other applicable laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any applicable law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other applicable laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)           Revocation of Loan Documents.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid, enforceable and binding on the Borrower or the Guarantors or the Borrower or the Guarantors shall so state in writing.

(h)           Judgment.   One or more judgments or decrees in an aggregate amount in excess of $500,000 shall be entered against the Borrower or any other Loan Party and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof

(i)            ERISA.

An ERISA Event shall have occurred that, in the reasonable opinion of the Requisite Lenders, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to any member of the ERISA Group in an aggregate amount exceeding $1,000,000.

(j)            Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(k)           Change of Control/Change in Management.

(i)           The occurrence of any management, organizational or ownership change in the Borrower or (so long as no Public Registration has occurred) Apple REIT, or of a change in the shareholders or control of the Borrower or (so long as no Public Registration has occurred) Apple REIT, including, without limitation, any shareholder or management dispute which the Requisite Lenders determine, in their sole and absolute discretion, shall have a Material Adverse Effect on the Loans or on the ability of the Borrower or the Guarantors to perform their obligations under the Loan Documents;

(ii)           Glade M. Knight is no longer serving as the Chairman of the Board and CEO of Apple REIT;

(iii)           At any time after a Public Registration, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the then outstanding voting stock of the Borrower, Apple REIT or such direct or indirect parent of Apple REIT undertaking such Public Registration, as the case may be; or

(iv)           At any time after a Public Registration, during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Directors of the Borrower, Apple REIT or such direct or indirect parent of Apple REIT undertaking such Public Registration, as the case may be (together with any new directors whose election by such Board or whose nomination for election by the shareholders of such Person or such parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of such Person then in office.

Section 10.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)           Acceleration; Termination of Facilities.

(i)           Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (B) the Commitments and the Swingline Commitment hereunder shall all immediately and automatically terminate.

(ii)           Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (A) declare the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (B) terminate the Commitments and the Swingline Commitment hereunder.

(b)           Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)           Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any applicable law.

(d)           Appointment of Receiver.  To the extent permitted by applicable law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the collateral, the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3.  Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments and the Swingline Commitment shall immediately and automatically terminate.

Section 10.4.  Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent,  any Lender or any Specified Derivatives Provider, or the Administrative Agent,  any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5.  Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)           amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b)           payments of interest on Swingline Loans;

(c)           payments of interest on all Revolving Loans to be applied for the ratable benefit of the Lenders;

(d)           payments of principal of Swingline Loans;

(e)           payments of principal of all Revolving Loans, to be applied for the ratable benefit of the Lenders in such order and priority as the Lenders may determine in their sole discretion;

(f)           amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.10.;

(g)           payments of all other Obligations, if any, to be applied for the ratable benefit of the Lenders; and

(g)           any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6.  Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.7.  Rights Cumulative.

(a)           Generally.  The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under applicable law.  In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)           Enforcement by Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Specified Derivatives Provider) hereunder, under the other Loan Documents or under any Specified Derivatives Contract, as applicable, (iii) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Article XI. The Administrative Agent

Section 11.1.  Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2.  Wells Fargo as Lender.

Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity.  Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to other Lenders, or any other Specified Derivatives Providers.  Further, the Administrative Agent and any Affiliate thereof may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3.  Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.4.  Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5.  Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or  any Specified Derivatives Provider for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney in fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6.  Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7.  Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders also acknowledge that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties.  Each of the Lenders acknowledge that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender .

Section 11.8.  Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Any resignation by an Administrative Agent shall also constitute the resignation as the Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder the Resigning Lender shall be discharged from all duties and obligations of the Swingline Lender hereunder and under the other Loan Documents.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Article XII. Miscellaneous

Section 12.1.  Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Apple Ten Hospitality, Inc.
814 E. Main Street
Richmond, Virginia  23219
Attention: Bryan Peery
Telecopier:  (804) 727-6330
Telephone:  (804) 727-6305

If to the Administrative Agent:

Wells Fargo Bank, National Association
301 S. College St., 4th Floor
Charlotte, North Carolina  28202
Attn:  Anand Jobanputra
Telecopier:  704.383.2544
Telephone:  704.383.4013

With a copy to:

Wells Fargo Bank, National Association
301 S. College St., 4th Floor
Charlotte, North Carolina  28202
Attn:  Corley Holt
Telecopier:  704.383.2844
Telephone:  704.715.9299

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association
Winston-Salem Loan Center
MAC D4000-030
One West 4th Street, 3rd Floor
Winston-Salem, North Carolina  27101-3818
Attn:  Anne Hutchinson
Telecopier:  866.588.0565
Telephone:  336.747.8116

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and the Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received.  None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3.  Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.5.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER (ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES) HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NORTH CAROLINA LOCATED IN MECKLENBURG, NORTH CAROLINA COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6.  Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of an  assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)           in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Revolving Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it; and

(C)           the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment and the related Loans if such assignment is to a Person that is not already a Lender, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv)           Assignment and Assumption; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, Sections 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty.  Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10. and 4.3. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.3. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 12.7.  Amendments and Waivers.

(a)           Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Notwithstanding the previous sentence (x) the Administrative Agent shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.4., up to a maximum of 3 times per calendar year and (y) Schedules 6.1.(d), 6.1.(j) and 6.1.(k) may be amended without the consent of any of the Lenders in accordance with, and as contemplated by, Section 7.6.(c) and Section 8.4.(i).

(b)           Consent of Lenders Directly Affected.  In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)           increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6.) or subject the Lenders to any additional obligations;

(ii)          reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii)         reduce the amount of any Fees payable to the Lenders hereunder;

(iv)         modify the definition of “Termination Date” (except in accordance with Section 2.10.), or otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v)          modify the definitions of “Commitment Percentage” or amend or otherwise modify the provisions of Section 3.2.;

(vi)         amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)        modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)       release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.6.(b);

(ix)          waive a Default or Event of Default under Section 10.1.(a); or

(x)           amend, or waive the Borrower’s compliance with, Section 2.11.

(c)           Consent of Administrative Agent Required.  In addition to the requirements of subsections (a) and (b) above, no amendment, waiver or consent shall, unless in writing, and signed by Administrative Agent (on behalf of itself) amend, or waive the Borrower’s compliance with, Section 9.1. or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of such Section.

(d)           Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of a Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects a Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

(e)           Technical Amendments.  Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 12.8.  Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.9.  Confidentiality.

Except as otherwise provided by applicable law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by applicable law; (d) to the Administrative Agent’s or any Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or any Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower.  Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10.  Indemnification.

(a)           The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.3. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of  hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s, or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower, the Guarantors and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower, the Guarantors and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower, the Guarantors or any Subsidiary of any applicable law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower, the Guarantors or the Subsidiaries (or their respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)           The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower, any other Loan Party or any Subsidiary, any shareholder of the Borrower, any other Loan Party or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower, any other Loan Party or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower, any other Loan Party and/or any Subsidiary.

(d)           All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)           If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

(g)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.11.  Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.3., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12.  Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14.  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15.  Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.16.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.17.  Limitation of Liability.

None of the Administrative Agent, any Lender or any of their respective Related Parties, shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement OR any of the other Loan Documents, or any of the transactions contemplated by this Agreement, or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18.  Unsecured Loan.

The parties hereto agree that the Loans provided under this Agreement are unsecured.  The Borrower acknowledges and agrees that notwithstanding that a portion of the proceeds of the Loans may be used for the payment of various costs and expenses associated with the acquisition, ownership and/or development of property of the Borrower or the Guarantors which property may be the subject of a deed of trust made by Borrower related to the Indebtedness listed on Schedule 6.1.(k) or which could result from refinancing of the Indebtedness listed on Schedule 6.1.(k), which deed of trust may be in favor of the Administrative Agent or any Lender, as beneficiary, to secure the payment and performance of Indebtedness listed on Schedule 6.1.(k), the Borrower’s obligations under the Loan Documents shall at all times be unsecured and it is the express intent of the Borrower, the Administrative Agent and the Lenders that the Lien of any deed of trust related to the Indebtedness listed on Schedule 6.1.(k) be limited to the amount of those obligations described in said deed of trust as “Secured Obligations” therein and that said secured obligations, if any, be and at all times remain separate and distinct from the obligations of the Borrower under the Loan Documents.

Section 12.19.  Entire Agreement.

This Agreement, the Notes and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 12.20.  Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 12.21.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

APPLE TEN HOSPITALITY, INC.

By:           /s/ Bryan F. Peery
     Name:      Bryan F. Peery
     Title:        Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with Apple Ten Hospitality, Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Swingline Lender and as a Lender

By:           /s/ Anand J. Jobanputra
     Name: Anand J. Jobanputra
     Title:   Vice President, Hospitality Finance Group

SCHEDULE I

Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$75,000,000
TOTAL	$75,000,000

Schedule 6.1(d)
Hotels

HOTEL LOCATION	OWNER	BRAND	NAME OF LENDER	AMOUNT OF INDEBTEDNESS	OUTSTANDING PRINCIPAL BALANCE AS OF 6/30/13	MATURITY DATE

Boca Raton, FL	Apple Ten Hospitality Ownership, Inc.	Hilton Garden Inn	N/A	N/A	N/A	N/A
Cedar Rapids, IA	Apple Ten Hospitality Ownership, Inc.	Hampton Inn & Suites	N/A	N/A	N/A	N/A
Cedar Rapids, IA	Apple Ten Hospitality Ownership, Inc.	Homewood Suites	N/A	N/A	N/A	N/A
North Charleston, SC	Apple Ten Business Trust	Home2 Suites	N/A	N/A	N/A	N/A
Des Plaines, IL	Apple Ten OHare, LLC	Hilton Garden Inn	Wells Fargo	$22,500,000.00	$20,191,926.51	$42,583.00
Mason, OH	Apple Ten Hospitality 0wnership, Inc.	Hilton Garden Inn	N/A	N/A	N/A	N/A
Columbia, SC	Apple Ten Business Trust	TownePlace Suites	N/A	N/A	N/A	N/A
Davenport, IA	Apple Ten Hospitality Ownership, Inc.	Hampton Inn & Suites	N/A	N/A	N/A	N/A
Denver, CO	Apple Ten Hospitality Ownership, Inc.	Hilton Garden Inn	N/A	N/A	N/A	N/A
Fairfax, VA	Apple Ten Hospitality Ownership, Inc.	Marriott	N/A	N/A	N/A	N/A
Gainesville, FL	Apple Ten Hospitality Ownership, Inc.	Hilton Garden Inn	N/A	N/A	N/A	N/A
Gainesville, FL	Apple Ten SPE Gainesville, Inc.	Homewood Suites	Wells Fargo	$13,700,000.00	$12,781,242.84	$42,863.00
Hoffman Estates, IL	Apple Ten Illinois, LLC	Hilton Garden Inn	N/A	N/A	N/A	N/A
Houston, TX	Apple Ten Hospitality Ownership, Inc.	Residence Inn	N/A	N/A	N/A	N/A
Huntsville, AL	Sunbelt-I2HA, LLC	Hampton Inn & Suites	N/A	N/A	N/A	N/A
Huntsville, AL	Sunbelt-I2HA, LLC	Home2 Suites	N/A	N/A	N/A	N/A
Jacksonville, FL	Apple Ten North Carolina, L.P.	Home2 Suites	N/A	N/A	N/A	N/A
Knoxville, TN	Apple Ten SPE Knoxville II, Inc.	Homewood Suites	Wells Fargo	$12,200,000.00	$11,152,560.81	$42,651.00
Knoxville, TN	Apple Ten Hospitality Ownership, Inc.	SpringHill Suites	N/A	N/A	N/A	N/A
Knoxville, TN	Apple Ten SPE Knoxville I, Inc.	TownePlace Suites	Berkadia	$8,400,000.00	$6,975,100.00	$42,353.00
Matthews, NC	Apple Ten North Carolina, L.P.	Fairfield Inn & Suites	N/A	N/A	N/A	N/A
Merrillville, IN	Apple Ten Hospitality Ownership, Inc.	Hilton Garden Inn	N/A	N/A	N/A	N/A
Mobile, AL	Apple Ten Hospitality Ownership, Inc.	Hampton Inn & Suites	N/A	N/A	N/A	N/A
Nashville, TN	Sunbelt-TNT, LLC	TownePlace Suites	N/A	N/A	N/A	N/A
Nassau Bay, TX	Apple Ten Hospitality Ownership, Inc.	Courtyard	N/A	N/A	N/A	N/A
Oceanside, CA	Apple Ten Hospitality Ownership, Inc.	Courtyard	N/A	N/A	N/A	N/A
Omaha, NE	Apple Ten Nebraska, LLC	Hilton Garden Inn	N/A	N/A	N/A	N/A
Pensacola, FL	Apple Ten Hospitality Ownership, Inc.	TownePlace Suites	N/A	N/A	N/A	N/A
Richmond, VA	Apple Ten Hospitality Ownership, Inc.	SpringHill Suites	N/A	N/A	N/A	N/A
Round Rock, TX	Apple Ten Hospitality Ownership, Inc	Homewood Suites	N/A	N/A	N/A	N/A
Scottsdale, AZ	Apple Ten SPE Scottsdale, Inc.	Hilton Garden Inn	Wells Fargo	$11,250,000.00	$10,299,515.63	$42,767.00
Skokie, IL	Apple Ten Skokie, LLC	Hampton Inn & Suites	Wells Fargo	$20,500,000.00	$18,610,893.85	$42,552.00
South Bend, IN	Apple Ten Hospitality Ownership, Inc.	Fairfield Inn & Suites	N/A	N/A	N/A	N/A
Tallahassee, FL	Sunbelt-FTH, LLC	Fairfield Inn & Suites	N/A	N/A	N/A	N/A
Winston-Salem, NC	Apple Ten North Carolina L.P.	Hampton Inn & Suites	N/A	N/A	N/A	N/A

Schedule 6.1(j)
Ownership  Structure

Subsidiary	Equity Interest Holder	Type of Equity Interests Held	Percentage of Outstanding Equity Interests Held
Apple Ten Alabama Services, LLC	Apple Ten Hospitality Management, Inc.	Membership interest	100%
Apple Ten Business Trust	Apple Ten Hospitality Ownership, Inc.	Trust interest	100%
Apple Ten Hospitality, Inc.	Apple REIT Ten Inc.	100 shares common stock	100%
Apple Ten Hospitality Management, Inc.	Apple Ten Hospitality, Inc.	100 shares common stock	100%
Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality, Inc.	100 shares common stock	100%
Apple Ten Hospitality Texas Services, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Hospitality Texas Services II, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Hospitality Texas Services III, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Hospitality Texas Services IV, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Illinois, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	100%
Apple Ten NC GP, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten NC LP, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten North Carolina, L.P.	Apple Ten NC GP	Partnership interest	1%
Apple Ten North Carolina, L.P.	Apple Ten NC LP	Partnership interest	99%
Apple Ten Nebraska, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	100%
Apple Ten OHare, LLC	Apple Ten SPE OHare, Inc.	Membership interest	1%
Apple Ten OHare, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	99%
Apple Ten Oklahoma, LLC	Apple REIT Ten Inc.	Membership interest	100%
Apple Ten Residential, Inc.	Apple REIT Ten Inc.	100 shares common stock	100%
Apple Ten Skokie, LLC	Apple Ten SPE Skokie, Inc.	Membership interest	1%
Apple Ten Skokie, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	99%
Apple Ten SPE Gainesville, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten SPE Knoxville I, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten SPE Knoxville II, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten SPE OHare, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%

Apple Ten SPE Scottsdale, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten SPE Skokie, Inc.	Apple Ten Hospitality Ownership, Inc.	100 shares common stock	100%
Apple Ten Services Gainesville, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Services Knoxville I, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Services Knoxville II, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Services OHare, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Services Scottsdale, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Services Skokie, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Apple Ten Ventures, Inc.	Apple REIT Ten Inc.	100 shares common stock	100%
Apple Ten Ventures Services, Inc.	Apple Ten Hospitality Management, Inc.	100 shares common stock	100%
Sunbe1t-FTH, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	100%
Sunbelt-I2HA, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	100%
Sunbelt-TNT, LLC	Apple Ten Hospitality Ownership, Inc.	Membership interest	100%

Debt exists on propet1y owned/leased by these entities

2

Schedule 6.l(k)

Indebtedness and Guaranties

Property	Lender	Maturity Date	Borrowing Entity	Original Principal	Balance 6/30/2013
Knoxville, TN TownePlace Suites	Berkadia	12/15/15	Apple Ten SPE Knoxville I, Inc.	8,400,000	6,975,100
Knoxville, TN Homewood Suites	Wells fargo	10/8/16	Apple Ten SPE Knoxville II, Inc.	12,200,000	11,152,561
Gainesville, FL Homewood Suites	Wells fargo	5/8/17	Apple Ten SPE Gainesville, Inc.	13,700,000	12,781,243
Skokie, IL Hampton Inn	Wells Fargo	7/1/16	Apple Ten Skokie, LLC	20,500,000	18,610,894
ChicagoO'Hare/Des Plaines, IL Hlilton Garden Inn	Wells Fargo	8/1/16	Apple Ten O'Hare, LLC	22,500,000	20,191,927
Scottsdale, AZ Hilton Garden Inn	Wells Fargo	2/1/17	Apple Ten SPE Scottsdale, Inc.	11,250,000	10,299,516

SCHEDULE 6.1(l)

Litigation

On December 13, 2011, the United States District Comt for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates,  Inc., et al, Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in all three of the above mentioned class action lawsuits.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. I:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Comt for the Eastern District of New York against the Company, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, LLC, Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Companies, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act of 1933. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, cei1ification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On April 18, 2012, the Company and the other defendants moved to dismiss the consolidated complaint in the In re Apple REITs Litigation. The briefing period for the motions to dismiss was completed on July 13, 2012.

By Order entered on March 31, 2013 and opinion issued on April 3, 2013, the Court dismissed the consolidated complaint in its entirety with prejudice and without leave to amend. Plaintiffs filed a Notice of Appeal to the Second Circuit Court of Appeals on April I2, 2013. The Company believes that any claims against it, its officers and directors and other Apple REIT Companies are without merit, and intends to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

SCHEDULE 6.1(p)

Affiliate Transactions

-      Apple Fund Management, LLC, allocates costs of its employees and other shared costs to Apple REIT, Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc., and each of the related advisors and brokerage companies.  This allocation process includes paying amounts on behalf of or reimbursements to the affiliates.  Apple Fund Management, LLC is I 00% owned by Glade Knight.

-      Apple REIT pays rent and other corporate headquarters overhead costs to Apple REIT Nine, Inc.

-      Apple REIT has an advisory agreement with Apple Ten Advisors, Inc. for the management of the Apple REIT.  Apple Nine Advisors, Inc. is 100% owned by Glade Knight.

-      Apple REIT's Series B preferred stock is 100% owned by Glade Knight.

-      Apple REIT is a 26% owner of Apple Air Holding, LLC (Apple Air).  Apple Air owns one airplane that is made available to Apple REIT, its Subsidiaries and its affiliates for asset management and renovation purposes.

-      Apple REIT has a contract with Apple Suites Realty Group to provide acquisition and disposition services for Apple REIT and its Subsidiaries. Apple Suites Realty Group is 100% owned by Glade Knight.

-      Apple REIT is a party to a litigation cost sharing agreement among Apple REIT, Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. in connection with costs related to the litigation described on Schedule 6.1(l).

Loan No. 1010127

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving credit facility under the Credit Agreement (including without limitation any guarantees and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Loan No. 1010127

1.           Assignor[s]:                     ________________________________

                                                          ______________________________
              [Assignor [is] [is not] a Defaulting Lender]

2.          Assignee[s]:                    ______________________________

                                                          ______________________________
              [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.           Borrower(s):                     Apple Ten Hospitality, Inc.

4.           Administrative Agent:   Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.           Credit Agreement:           The $75,000,000 Credit Agreement dated as of July 26, 2013, by and among Apple Ten Hospitality, Inc., the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, as amended from time to time.

6.           Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment/Loans for all Lenders7	Amount of Commitment/Loans Assigned8	Percentage Assigned of Commitment/ Loans8		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.          Trade Date:                       ______________]9

[Page break]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Loan No. 1010127

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]11
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Loan No. 1010127

[Consented to and]12 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCATION, as
  Administrative Agent

By: _________________________________
  Title:

[Consented to:]13

APPLE TEN HOSPITALITY, INC.

By: ________________________________
  Title:

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Loan No. 1010127

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates, any other Loan Party or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, any other Loan Party or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1(c) thereof or of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

Loan No. 101012

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

Loan No. 1010127

EXHIBIT B
FORM OF GUARANTY

THIS GUARANTY dated as of July 26, 2013 executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons, each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among APPLE TEN HOSPITALITY, INC. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”) and the Administrative Agent, for its benefit and the benefit of the Lenders and the Swingline Lender (the Administrative Agent, the Swingline Lender and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any other Guarantied Party under or in connection with the Credit Agreement or any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any other Guarantied Party thereunder or in connection therewith (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all other Obligations; and (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the other Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Loan No. 1010127

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Administrative Agent or the other Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor:  (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any other Guarantied Party which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the other Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)           any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)           any furnishing to the Administrative Agent or the other Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d)           any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

Loan No. 1010127

(f)            any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h)           any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the other Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)            any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the other Guarantied Parties;

(k)           any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l)            any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Administrative Agent and the other Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the other Guarantied Parties shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Loan No. 1010127

Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Administrative Agent and/or the other Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any of the other Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the other Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the other Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the other Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

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Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents, or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the other Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the other Guarantied Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the other Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

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Section 16.  Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           EACH OF THE GUARANTORS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NORTH CAROLINA LOCATED IN MECKLENBURG COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

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(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any of the other Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the other Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 12.11 of the Credit Agreement.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or the other Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligations, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 12.9 of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all other Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the other Guarantied Parties have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in a writing signed by the Administrative Agent and each Guarantor.

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Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date of demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Administrative Agent nor any of the other Guarantied Parties, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any of the other Guarantied Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement, or any of the other Loan Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the other Guarantied Parties, or any of the Administrative Agent’s or of any other Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement, or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.  Electronic Delivery of Certain Information.  Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.5 of the Credit Agreement.

Section 30.  Right of Contribution.  The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guarantied Obligations until such time as the Guarantied Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Guarantied Obligations have been paid in full and the Commitments have expired or terminated.  Subject to Section 13, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations.  Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.  For purposes of this Section, the following terms have the indicated meanings:

Loan No. 1010127

(a)           “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

(b)           “Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(c)           “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

Section 31.  Definitions.  (a) For the purposes of this Guaranty:

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

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“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

Loan No. 1010127

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

APPLE REIT TEN, INC., a Virginia corporation

By:
Name:
Title:

APPLE TEN BUSINESS TRUST, a Virginia trust

By:
Name:
Title:

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:
Name:
Title:

APPLE TEN ILLINOIS, LLC, a Virginia limited liability company

By:
Name:
Title:

Address for Notices:
c/o Apple Ten Hospitality, Inc.
814 E. Main Street
Richmond, Virginia  23219
Attention:  ______________
Telecopy Number:  (___) ___-____
Telephone Number:  (___) ___-____

[Signatures Continue on the Following Pages]

Loan No. 1010127

[Signature Page to Guaranty]

APPLE TEN NORTH CAROLINA, L.P., a Virginia limited partnership

By:
Name:
Title:

APPLE TEN NEBRASKA, LLC, a Virginia limited liability company

By:
Name:
Title:

SUNBELT – FTH, LLC, a Florida limited liability company

By:
Name:
Title:

Address for Notices:
c/o Apple Ten Hospitality, Inc.
814 E. Main Street
Richmond, Virginia  23219
Attention:  ______________
Telecopy Number:  (___) ___-____
Telephone Number:  (___) ___-____

[Signatures Continue on the Following Pages]

Loan No. 1010127

[Signature Page to Guaranty]

SUNBELT – I2HA, LLC, an Alabama limited liability company

By:
Name:
Title:

SUNBELT – TNT, LLC, an Alabama limited liability company

By:
Name:
Title:

APPLE TEN VENTURES SERVICES, INC., a Virginia corporation

By:
Name:
Title:

Address for Notices:
c/o Apple Ten Hospitality, Inc.
814 E. Main Street
Richmond, Virginia  23219
Attention:  ______________
Telecopy Number:  (___) ___-____
Telephone Number:  (___) ___-____

Loan No. 1010127

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of ____________, 20__, executed and delivered by ______________________, a _____________ (the “New Guarantor”), in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Apple Ten Hospitality, Inc. (the “Borrower”),  the financial institutions party thereto and their assignees under Section 12.6 thereof (the “Lenders”) and the Administrative Agent, (b) the Swingline Lender and (c) the Lenders (together with the Administrative Agent and the Swingline Lender, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of July 26, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by Apple REIT Ten, Inc. and by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the other Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

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(b)           makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

Loan No. 1010127

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
     Name:
     Title:

Address for Notices:
c/o _____________________________
________________________________
________________________________
Attn:____________________________
Telecopy Number:_________________
Telephone Number:________________

Accepted:

  WELLS FARGO, NATIONAL ASSOCIATION, as Administrative Agent

By:
     Name:
     Title:

Loan No. 1010127

EXHIBIT C

FORM OF NOTICE OF BORROWING

____________, 20__

Wells Fargo Bank, National Association
Winston-Salem Loan Center
MAC D4000-030
One West 4th Street, 3rd Floor
Winston-Salem, North Carolina  27101-3818
Attn:  Anne Hutchinson

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among APPLE TEN HOSPITALITY, INC. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate amount equal to $___________________.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on ____________, 20__.

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Revolving Loans, and after making such Revolving Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.10. would be violated; (b) the Borrower and the other Loan Parties are in compliance with Articles VII, VIII and IX of the Credit Agreement and (c) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.  In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Revolving Loans are made.

APPLE TEN HOSPITALITY, INC.

By:
     Name:
     Title:

C-1

Loan No. 1010127

EXHIBIT D

FORM OF REVOLVING NOTE

$______________ _________, 20__

FOR VALUE RECEIVED, the undersigned, APPLE TEN HOSPITALITY, INC. (the “Borrower”) hereby unconditionally promises to pay to the order of ___________________________ (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), at the address of One West 4th Street, 3rd Floor, MAC D4000-030, Winston-Salem, North Carolina 27101-3818, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________), or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined) on the dates, and the terms and conditions, specified in the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Note is one of the “Revolving Notes” referred to in the Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof and the Administrative Agent, and is subject to, and entitled to, all provisions and benefits thereof.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Revolving Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the maturity of the Revolving Loans upon the occurrence of certain specified events.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature on the Following Page]

D-1

Loan No. 1010127

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date written above.

APPLE TEN HOSPITALITY, INC.

By:
     Name:
     Title:

D-2

Loan No. 1010127

EXHIBIT E

FORM OF TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds)

☐NEW   ☐ REPLACE PREVIOUS DESIGNATION   ☐  ADD   ☐   CHANGE    ☐  DELETE LINE NUMBER    _____ ☐ INITIAL LOAN DISBURSEMENT

The following representatives (“Authorized Representatives”) of APPLE TEN HOSPITALITY, INC. (the “Borrower”) are authorized to request the disbursement of loan proceeds and initiate funds transfers for Loan Number 1010127 (“Loan”) assigned to the unsecured revolving credit facility in the initial principal amount of $75,000,000 (“Initial Loan Amount”), which Initial Loan Amount may be increased pursuant to the term of the Credit Agreement (as defined below) to a principal amount that after giving effect to any such increases shall not exceed $100,000,000 (“Increased Loan Amount”) evidenced by that certain Credit Agreement dated as of July 26, 2013 (“Credit Agreement”), by and among the Borrower, each of the financial institutions initially a signatory thereto together with their assignees under Section 12.6 thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent for the Lenders (the “Administrative Agent”) and the other parties thereto.  The Administrative Agent is authorized to rely on this Transfer Authorizer Designation form until it has received a new Transfer Authorizer Designation form signed by Borrower, even in the event that any or all of the foregoing information may have changed.  The maximum amount of the initial disbursement of any Loan proceeds (“Initial Loan Disbursement”) and the maximum amount of each subsequent disbursement of any Loan proceeds (each a “Subsequent Loan Disbursement”) that each Authorized Representative is authorized to request are set forth below:

	Name	Title	Maximum Initial Loan Disbursement Amount1			Maximum Subsequent Loan Disbursement Amount1
1.			$	[75,000,000.00	]	$	[75,000,000.00	]
2.			$	[75,000,000.00	]	$	[75,000,000.00	]
3.			$	[75,000,000.00	]	$	[75,000,000.00	]

Loan No. 1010127

INITIAL LOAN DISBURSEMENT AUTHORIZATION

☐
Applicable for Wire Transfer in Connection with Request from Authorized Representative.  The Administrative Agent is hereby authorized to disburse the proceeds of the Initial Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by wire transfer as specified in the wire transfer instructions set forth below under Item 1. of “Beneficiary Bank and Account Holder Information” of this Transfer Authorizer Designation.

☐
Applicable for Wire Transfer Instructions from Person other than Authorized Representative.  The Administrative Agent is hereby authorized to accept wire transfer instructions for the Initial Loan Disbursement from ________________ (i.e. specify title/escrow company), which instructions are to be delivered, via fax, email, or letter, to the Administrative Agent.  Said instructions shall include the Borrower’s Name; Title/Escrow #_____________ and/or Loan #1010127; the person/entity to receive the Initial Loan Disbursement (“Receiving Party”);  the Receiving Party’s full account name; Receiving Party’s account number at the receiving bank (“Receiving Bank”); Receiving Bank’s (ABA) routing number; city and state of the Receiving Bank; and the amount of the Initial Loan Disbursement (not to exceed the Maximum Initial Loan Disbursement Amount set forth above).

☐
Applicable for Deposit into Deposit Account .  The Administrative Agent is hereby authorized to disburse the proceeds of the Initial Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by deposit into the deposit account specified in the deposit instructions set forth below under Item 2. of “Beneficiary Bank and Account Holder Information” of this Transfer Authorizer Designation.

SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION

  Not Applicable

☐
Applicable for Wire Transfer in Connection with Request from Authorized Representative.  The Administrative Agent is hereby authorized to disburse the proceeds of any Subsequent Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by wire transfer as specified in the wire transfer instructions set forth below under Item 3. of Beneficiary Bank and Account Holder Information of this Transfer Authorizer Designation.

☐
Applicable for Wire Transfer from Person other than Authorized Representative. The Administrative Agent is hereby authorized to accept wire transfer instructions for the Subsequent Loan Disbursement from ________________ (i.e. specify title/escrow company), which instructions are to be delivered, via fax, email, or letter, to Administrative Agent.  Said instructions shall include the Borrower’s Name; Title/Escrow #_____________ and/or Loan #1010127; the person/entity to receive the Subsequent Loan Disbursement (“Receiving Party”);  the Receiving Party’s full account name; Receiving Party’s account number at the receiving bank (“Receiving Bank”); Receiving Bank’s (ABA) routing number; city and state of the Receiving Bank; and the amount of the Subsequent Loan Disbursement (not to exceed the Maximum Subsequent Loan Disbursement Amount set forth above).

Loan No. 1010127

☐
Applicable for Deposit into Deposit Account. The Administrative Agent is hereby authorized to disburse the proceeds of any Subsequent Loan Disbursement requested from an Authorized Representative in accordance with the terms of the Credit Agreement by deposit into the deposit account specified in the deposit instructions set forth below under Item 4. of “Beneficiary Bank and Account Holder Information” of this Transfer Authorizer Designation.

Borrower acknowledges and agrees that the acceptance of and disbursement of funds by the Administrative Agent in accordance with the title/escrow company or Authorized Representative instructions shall be governed by this Transfer Authorizer Designation form and any other Loan Documents (as defined in the Credit Agreement).  The Administrative Agent shall not be further required to confirm said disbursement instructions received from title/escrow company or Authorized Representative with Borrower.  This Transfer Authorizer Designation form is in effect until July 31, 2016 after which time a new authorization request shall be required.  Borrower shall instruct title/escrow company via a separate letter, to deliver said disbursement instructions in writing, directly to the Administrative Agent at its address set forth in that certain Section of the Credit Agreement entitled Notices.  Borrower also hereby authorizes the Administrative Agent to attach a copy of the written disbursement instructions to this Transfer Authorizer Designation form upon receipt of said instructions.

Loan No. 1010127

Beneficiary Bank and Account Holder Information

1.  INITIAL LOAN DISBURSEMENT AUTHORIZATION - FOR WIRE TRANSFER

Borrower Name: Apple Ten Hospitality, Inc.
Title/Escrow Number: N/A
A. Loan Number: 1010127
B. Transfer/Deposit Funds to (Receiving Party Account Name):
C. Receiving Party Deposit Account Number:
D. Receiving Bank Name, City and State:
E. Receiving Bank Routing (ABA) Number:
F. Disbursement Amount: [$75,000,000]
G. Further Credit Information/Instructions:

2.  INITIAL LOAN DISBURSEMENT AUTHORIZATION - FOR DEPOSIT INTO DEPOSIT ACCOUNT

Borrower Name: Apple Ten Hospitality, Inc.
Title/Escrow Number: N/A
A. Loan Number: 1010127
B. Transfer/Deposit Funds to (Receiving Party Account Name):
C. Receiving Party Deposit Account Number:
D. Receiving Bank Name, City and State:
E. Receiving Bank Routing (ABA) Number:
F. Disbursement Amount: [$75,000,000]
G. Further Credit Information/Instructions:

Loan No. 1010127

3.  SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION - FOR WIRE TRANSFER

Borrower Name: Apple Ten Hospitality, Inc.
Title/Escrow Number: N/A
A. Loan Number: 1010127
B. Transfer/Deposit Funds to (Receiving Party Account Name):
C. Receiving Party Deposit Account Number:
D. Receiving Bank Name, City and State:
E. Receiving Bank Routing (ABA) Number:
F. Disbursement  Amount (Not to exceed the Maximum Subsequent Loan Disbursement Amount nor an amount, in the aggregate with the outstanding loans, would exceed the Initial Loan Amount or the Increased Loan Amount, as applicable):

G. Further Credit Information/Instructions:

4.  SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION - FOR DEPOSIT INTO DEPOSIT ACCOUNT

Borrower Name: Apple Ten Hospitality, Inc.
Title/Escrow Number: N/A
A. Loan Number: 1010127
B. Transfer/Deposit Funds to (Receiving Party Account Name):
C. Receiving Party Deposit Account Number:
D. Receiving Bank Name, City and State:
E. Receiving Bank Routing (ABA) Number:
F. Disbursement Amount (Not to exceed the Maximum Subsequent Loan Disbursement Amount nor an amount, in the aggregate with  the outstanding loans, would exceed the Initial Loan Amount or the Increased Loan Amount, as applicable ):

G. Further Credit Information/Instructions:

1
Neither the Initial Disbursement Amount, nor the Initial Disbursement Amount together with any Subsequent Disbursement Amounts, shall ever exceed the Initial Loan Amount or the Increased Loan Amount, as applicable.

Loan No. 1010127

Date: ___________, 2013

"BORROWER"

APPLE TEN HOSPITALITY, INC.,
a Virginia corporation

By: ________________________________
Name:  _____________________________
Title:  ______________________________

Loan No. 1010127

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among APPLE TEN HOSPITALITY, INC. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Sections 8.1, 8.2, 8.3 and 8.4, as applicable, of the Credit Agreement, the undersigned, _________, as [President][Vice President][Treasurer] of the Borrower and ______________, as [Chief Financial Officer][Chief Executive Officer] of Apple REIT Ten, Inc. (“Apple REIT”) hereby certify to the Administrative Agent and the Lenders that:

1.           (a) Each of the undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of Apple REIT, the Borrower and their respective Subsidiaries as of, and during the relevant accounting period ending on, [March 31][June 30][September 30][December 31], 20__ and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)]14.

2.           Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish compliance with Section 9.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3.           Attached hereto are the following:15

☐
Quarterly Financial Statements.  Schedule 2 attached hereto sets forth the financial statements with respect to the fiscal quarter ending on [March 31][June 30][September 30], 20___ , which statements present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Apple REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

☐
Year-End Statements.  Schedule 2 attached hereto sets forth the financial statements with respect to the fiscal year ending on December 31, 20___, which present fairly, in accordance with GAAP and in all material respects, the financial position of Apple REIT and its Subsidiaries as at the date thereof and the result of operations for such period.

14        The bracketed language and Attachment A is required if any condition or event constituting a Default or Event of Default exist or existed during the referenced accounting period.

15        Please check all items that are attached to this certificate, pursuant to the footnotes herein.

F-1

Loan No. 1010127

☐
Revenues, Expense, Adjusted NOI, ADR, etc.  Schedule 3 attached hereto sets forth consolidated operating statements containing a summary detailing the revenues, expense, Adjusted NOI, along with the ADR, occupancy levels and RevPAR on (a) a year-to-date basis (as compared to the current budget and comparable period the prior year) and (b) on a trailing four-quarter basis.16

☐
Operating Statements, Budget, CapEx Budget.   Schedule 4 attached hereto sets for the prior year operating statements, the current year budget and the planned capital expenditure budget on a consolidated basis.17

4.           As of the date hereof the aggregate outstanding principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all outstanding Swingline Loans, are less than or equal to the aggregate amount of the Commitments at such time.

5.           (a) No Default or Event of Default exists, and (b) the representations and warranties of Apple REIT, the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of ___________, 20__.

Name:
Title:  [President][Vice President][Treasurer] of Apple Ten Hospitality, Inc.

Name:
Title:  [Chief Financial Officer][Chief Executive Officer] of Apple REIT Ten, Inc.

16          Required to be delivered promptly after the preparation thereof and no later than forty-five (45) days after the last day of each fiscal quarter.

17          Required to be delivered within ninety (90) days after each fiscal year-end.

F-2

APPLE TEN HOSPITALITY, INC.,

REVOLVING CREDIT FACILITY

COVENANT COMPLIANCE

Quarter ending: _______________

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Ratio of Total Indebtedness to Total Asset Value - Section 9.1 (a)

Quarter ending: _______________

Leverage Covenant
The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.50 to 1.00 at any time.

Total Indebtedness

Total Asset Value Calculation
NOI Calculation
Gross Operating Revenues
Less: Fixed Expenses
Equals Net Operating Income
Less:
(1) Greater of:
(a) Actual Base Management Fees
(b) 3% of Gross Operating Revenues
(2) Greater of:
(a) Actual FF&E Reserves as provided for in Management & Franchise Agreements
(b) 4.0% of Gross Operating Revenues

Equals: TTM Adjusted NOI
Divided by: 8.50%
Plus: Lesser of (i) Book Value of Cripple Creek Energy Investment or (ii) $100 million
Plus: Book value of hotels acquired during the last 12 months

Total Asset Value

Ratio

Maintenance Requirement	50%

Pass or Failed Test
Passed Test / Failed Test

“Total Indebtedness” means, as of a given date and without duplication, all Indebtedness of Apple REIT, the Borrower and Apple REIT’s other Subsidiaries determined on a consolidated basis at such time.

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Ratio of Secured Indebtedness to Total Asset Value - Section 9.1 (b)

Quarter ending: _______________

Secured Debt Covenant:
The Borrower shall not permit the ratio of (i) Total Secured Indebtedness to (ii) Total Asset Value to exceed 0.30 to 1.00 at any time.

Total Secured Indebtedness

Total Asset Value

Ratio

Maintenance Requirement	30%

Pass or Failed Test
Passed Test / Failed Test

"Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property.

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Ratio of Adjusted NOI to Fixed Charges - Section 9.1 (c)

Quarter ending: _______________

Fixed Charge Coverage Covenant:
The Borrower shall not permit the ratio of (i) Adjusted NOI for the period of four consecutive fiscal quarters of the Borrower most recently ended to (ii) Fixed Charges for such period, to be less than 2.00 to 1.00 as of the last day of such period.

TTM Adjusted NOI

Calculations of Fixed Charges
Interest Expense
Principal Payments
Preferred Dividends

Total Fixed Charges

Ratio

Maintenance Requirement	2.00

Pass or Failed Test
Passed Test / Failed Test

“Fixed Charges” means, for a given period: (a) Interest Expense for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by Apple REIT, the Borrower and the other Subsidiaries of Apple REIT during such period (including the principal component of payments in respect of Capitalized Lease Obligations but excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid during such period. Apple REIT’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges.

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Ratio of Adjusted NOI of Unencumbered Hotels to Implied Debt Service - Section 9.1 (d)

Quarter ending: _______________

Covenant
The Borrower shall not permit the ratio of (i) Adjusted NOI attributable to all Unencumbered Hotels for the period of four consecutive fiscal quarters of the Borrower most recently ended to (ii) to Implied Debt Service determined with respect to the amount of Total Unsecured Indebtedness on the last day of such period, to be less than 2.00 to 1.00 as of the last day of such period.

TTM Adjusted NOI of Unencumbered Hotels

Total Unsecured Indebtedness

Mortgage Debt Constant
Greater of (a) 10-year Treasury Note + 3.50% or (b) 10.00%

Implied Debt Service of Unsecured Indebtedness

Ratio

Maintenance Requirement	2.00

Pass or Failed Test
Passed Test / Failed Test

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Dividend Payments - Section 9.1 (e)

Quarter ending: _______________

Covenant
Apple REIT shall not make cash distributions with respect to its common stock in excess of $0.825 per share per year (with such amount to be adjusted in a manner acceptable to the Administrative Agent to account for stock splits, stock dividends, recapitalizations and other similar events). Subject to the following sentence, if an Event of Default exists, Apple REIT shall not, and shall not permit any of its Subsidiaries to, declare, make or pay dividends or other distributions to its shareholders (i) unless the Administrative Agent, with the authorization of the Requisite Lenders, has consented to any such distribution in writing, or (ii) until either (A) such Event of Default ceases to exist, or (B) the Loans and all other Obligations have been paid in full and satisfied, the Lenders have no further obligations to fund Loans hereunder, and the Borrower has no right to request Loans hereunder; provided that, subject to the following sentence, the Borrower may declare and make cash distributions to Apple REIT, and Apple REIT may declare and make cash distributions to its shareholders, each in an aggregate amount not to exceed the minimum amount necessary for Apple REIT to remain in compliance with Section 7.5. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b)(i), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), Apple REIT and the Borrower shall not, and shall not permit any Subsidiary to, declare, make or pay dividends or other distributions to any Person except that Subsidiaries may pay cash distributions to the Borrower or any Guarantor.

Total Dividends

Total Shares Outstanding

Total Dividends per Share

Maintenance Requirement	$0.825

Pass or Failed Test
Passed Test / Failed Test

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Limitation on Unsecured Indebtedness - Section 9.1 (f)

Quarter ending: _______________

Covenant
The Borrower shall not, and shall not permit Apple REIT or any other Subsidiary of the Borrower or Apple REIT to, incur, acquire or suffer to exist Unsecured Indebtedness (excluding the Obligations) in an aggregate outstanding principal amount in excess of $2,500,000 at any time.

Unsecured Indebtedness

Maintenance Requirement	$2,500,000

Pass or Failed Test
Passed Test / Failed Test

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Net Worth Covenant - Section 9.1 (g)

Quarter ending: _______________

Covenant
"Minimum Net Worth” shall mean Total Assets, less Total Liabilities of the Borrower, the other Loan Parties and the Subsidiaries on a consolidated basis.

Total Assets

Total Liabilities

Minimum Net Worth

Maintenance Requirement	$450,000,000

Pass or Failed Test
Passed Test / Failed Test

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Permitted Investments - Section 9.1 (h)

Quarter ending: _______________

Covenant

The Borrower shall not, and shall not permit Apple REIT or any other Subsidiary of the Borrower or Apple REIT to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any time

(i)    Common stock, Preferred Equity Interests, other Equity Interests and other Investments in Persons (other than Subsidiaries), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds 10.0% of Total Asset Value (except the current investment of Apple Ten Ventures, Inc. in Cripple Creek Energy, LLC);

Total Asset Value

Ratio

Maintenance Requirement	10%

Pass or Failed Test
Passed Test / Failed Test

(ii) Assets under development such that the aggregate value of such assets calculated on the basis of the lower of cost or market, exceeds 15.0% of Total Asset Value

Total Asset Value

Ratio

Maintenance Requirement	15%

Pass or Failed Test
Passed Test / Failed Test

(iii)  Land on which no development (other than improvements that are not material and are temporary in nature) has occurred, such that the aggregate book value thereof exceeds 5.0% of Total Asset Value;

Total Asset Value

Ratio

Maintenance Requirement	5%

Pass or Failed Test
Passed Test / Failed Test

(iv) Mortgage Receivables, such that the aggregate book value thereof exceeds 10.0% of Total Asset Value;

Total Asset Value

Ratio

Maintenance Requirement	10%

Pass or Failed Test
Passed Test / Failed Test

(v)   Investments in Person not engaged in the same line of business as Apple REIT, the Borrower and their respective Subsidiaries, such that the aggregate book value thereof exceeds 20.0% of Total Asset Value.

Total Asset Value

Ratio

Maintenance Requirement	20%

Pass or Failed Test
Passed Test / Failed Test

(vi) Aggregate of (i), (ii), (iii) and (iv) above.

Total Asset Value

Ratio

Maintenance Requirement	25%

Pass or Failed Test
Passed Test / Failed Test

APPLE TEN HOSPITALITY, INC., REVOLVING CREDIT FACILITY
Ratio of Total Unsecured Indebtedness to unencumbered Total Asset Value - Section 9.1 (i)

Quarter ending: _______________

Unencumbered Leverage Covenant
The Borrower shall not permit the ratio of (i) Total Unsecured Indebtedness to (ii) unencumbered Total Asset Value to exceed 0.45 to 1.00

Total Unsecured Indebtedness

Total Asset Value Calculation of Unencumbered Hotels
NOI Calculation
Gross Operating Revenues of Unencumbered Hotels
Less: Fixed Expenses of Unencumbered Hotels
Equals Net Operating Income of Unencumbered Hotels
Less:
(1) Greater of:
(a) Actual Base Management Fees
(b) 3% of Gross Operating Revenues
(2) Greater of:
(a) Actual FF&E Reserves as provided for in Management & Franchise Agreements
(b) 4.0% of Gross Operating Revenues

Equals: TTM Adjusted NOI of Unencumbered Hotels
Divided by: 8.50%
Plus: Book value of Unencumbered Hotels acquired during the last 12 months

Total Asset Value of Unencumbered Hotels

Ratio

Maintenance Requirement	45%

Pass or Failed Test
Passed Test / Failed Test

“Total Unsecured Indebtedness” means, as of a given date and without duplication, all Unsecured Indebtedness of Apple REIT, the Borrower and Apple REIT’s other Subsidiaries determined on a consolidated basis at such time. “Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

Loan No. 1010127

EXHIBIT G

FORM OF NOTICE OF SWINGLINE BORROWING

____________, 20___

Wells Fargo Bank, National Association
Winston-Salem Loan Center
MAC D4000-030
One West 4th Street, 3rd Floor
Winston-Salem, North Carolina  27101-3818
Attn:  Anne Hutchinson

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among APPLE TEN HOSPITALITY, INC. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___.

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.10. would be violated; (b) the Borrower and the other Loan Parties are in compliance with Articles VII, VIII and IX of the Credit Agreement and (c) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.  In addition, the Borrower certifies to the Administrative Agent, the Swingline Lender and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

[Continued on next page]

G-1

Loan No. 1010127

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.2(b) of the Credit Agreement.

APPLE TEN HOSPITALITY, INC.

By:
     Name:
     Title:

G-2

Loan No. 1010127

EXHIBIT H

FORM OF SWINGLINE NOTE

$10,000,000.00	_________, 20__

FOR VALUE RECEIVED, the undersigned, APPLE TEN HOSPITALITY, INC. (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), at the address of One West 4th Street, 3rd Floor, MAC D4000-030, Winston-Salem, North Carolina 27101-3818, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates, and the terms and conditions specified  in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder from time to time, on the dates and at the rates and at the times specified in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Note is the “Swingline Note” referred to in the Credit Agreement dated as of July 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder.  This Note is subject to, and entitled to, all provisions and benefits of the Credit Agreement.  Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature on the Following Page]

Loan No. 1010127

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

APPLE TEN HOSPITALITY, INC.

By:
     Name:
     Title:

Loan No. 1010127
SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By